Exhibit 10.10
K&F INDUSTRIES SAVINGS PLAN
March 2006 Edition

TABLE OF CONTENTS

INTRODUCTION	-1-

ARTICLE I. DEFINITIONS	-3-
Account	-3-
Affiliate	-3-
After-Tax Contributions	-3-
Alternate Payee	-3-
Bargaining Employee	-3-
Beneficiary	-4-
Board	-4-
Board of Directors	-4-
Break in Service	-4-
Code	-4-
Committee	-4-
Company	-5-
Compensation	-5-
Deferral Change Date	-5-
Disability	-6-
Disability Retirement Date	-6-
Effective Date	-6-
Employee	-6-
Employer	-6-
Employer Contribution Rate	-6-
Employment Commencement Date	-6-
Enrollment Date	-6-
Equity Fund	-6-
ERISA	-7-
Former Participant	-7-
Fund	-7-
Highly Compensated Employee	-7-
Hour of Service	-7-
Income Fund	-7-
Investment Funds	-7-
Matching Employer Contributions	-7-
Normal Retirement Date	-7-
Participant	-8-
Plan	-8-

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Plan Year	-8-
Period of Severance	-8-
Pre-Tax Deferral	-8-
Prior Plan	-8-
Retirement Date	-8-
Rollover Contribution	-8-
Salaried Employee	-8-
Service	-9-
Tax-Deferred Contributions	-9-
Total Compensation	-9-
Transfer Amount	-9-
Trust Agreement	-10-
Trustee	-10-
Trust	-10-
Trust Fund	-10-
Valuation Date	-10-
Year of Service	-10-

ARTICLE II. EMPLOYEE PARTICIPATION	-11-
2.1 Eligibility and Election to Participate	-11-
2.2 General Rules of Eligibility	-11-
2.3 How to Calculate Service for Vesting for K&F and ABS	-12-
2.4 How to Calculate Service for Vesting for EFC	-14-
2.5 General Restrictions on Participation	-15-

ARTICLE III. VESTING AND FORFEITURES	-16-
3.1 Immediate Vesting Provisions	-16-
3.2 Vesting of Employer Contributions in Matching Employer Contribution Account	-16-
3.3 Forfeitures	-16-
3.4 Restoring Forfeitures	-16-

ARTICLE IV. TAX-DEFERRED AND ROLLOVER CONTRIBUTIONS	-17-
4.1 Tax-Deferred Contributions	-17-
4.2 After-Tax Contributions	-17-
4.3 Amount of Tax-Deferred Contributions	-17-
4.4 General Rules	-17-
4.5 Timing of Contributions	-18-
4.6 Changes in Compensation Reduction Authorization	-18-
4.7 Suspension of Contributions	-18-
4.8 Resumption of Contributions	-18-

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4.9 Rollover Contributions	-19-

ARTICLE V. MATCHING EMPLOYER CONTRIBUTIONS	-20-
5.1 Payment of Contributions	-20-
5.2 Limitation on Amount under Code Sections 404 and 415	-20-
5.3 Allocation of Matching Employer Contributions	-21-
5.4 Employer Contribution Rate	-21-
5.5 Determination of Amount of Employer Contribution	-21-
5.6 Effect of Plan Termination	-21-

ARTICLE VI. INVESTMENT OF CONTRIBUTIONS TRANSFERS BETWEEN FUNDS	-22-
6.1 Investment Elections of Participants	-22-
6.2 Deposit of Contributions	-22-

ARTICLE VII. FUNDS, ACCOUNTS, AND THEIR VALUATION	-23-
7.1 Trust Fund	-23-
7.2 Establishment of Funds	-23-
7.3 Income on Funds	-23-
7.4 Accounts	-23-
7.5 Account Balances	-24-
7.6 Finality of Determinations	-24-
7.7 Notification	-24-

ARTICLE VIII. LIMITATIONS ON CONTRIBUTIONS	-25-
8.1 Section 401(k) Limit on Pre-Tax Deferrals	-25-
8.2 Section 401(m) Limit on Matching Contributions	-26-
8.3 Special Rules	-28-
8.4 Section 415 Limits	-29-

ARTICLE IX. IN-SERVICE WITHDRAWALS; LOANS	-33-
9.1 Withdrawal of Rollover and After-Tax Contributions	-33-
9.2 Withdrawal of Matching Employer Contributions	-33-
9.3 Withdrawal of Tax-Deferred Contributions	-33-
9.4 Hardship Withdrawals	-34-
9.5 Payment of Withdrawals	-35-
9.6 Adjustment of Accounts	-36-
9.7 Loans	-36-

ARTICLE X. PAYMENT OF BENEFITS	-38-

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10.1 Distribution on Termination of Employment	-38-
10.2 Method of Distribution	-38-
10.3 Required Payment Dates	-38-
10.4 Payments on Account of Participant’s Death	-39-
10.5 Direct Rollover Distributions to Other Plans or IRAs	-40-

ARTICLE XI. ADMINISTRATION	-42-
11.1 Named Fiduciary	-42-
11.2 Other Fiduciaries Appointed Under Trust Provisions	-42-
11.3 The Committee	-42-
11.4 Committee’s Discretionary Power to Interpret and Administer the Plan	-42-
11.5 Trustee’s Duty to Withhold Taxes	-43-
11.6 Claims Procedure	-43-
11.7 QDRO Claim	-44-
11.8 Indemnification of Committee Members	-45-
11.9 Power to Execute Plan and Other Documents	-45-

ARTICLE XII. AMENDMENT, TERMINATION AND MERGER	-46-
12.1 Trust is Irrevocable	-46-
12.2 Limitations on Amendment	-46-
12.3 Discontinuance of Contributions	-46-
12.4 Termination Date	-47-
12.5 Termination	-47-
12.6 Merger	-47-

ARTICLE XIII. GENERAL PROVISIONS	-49-
13.1 No Commitment as to Employment	-49-
13.2 Benefits	-49-
13.3 No Guarantees	-49-
13.4 Expenses	-49-
13.5 Precedent	-49-
13.6 Duty to Furnish Information	-49-
13.7 Withholding	-50-
13.8 Back Pay Awards	-50-
13.9 Exclusive Benefit and Revision of Employer Contributions	-50-
13.10 Return of Contributions to Participants	-51-
13.11 Headings	-51-
13.12 Applicable State Law	-51-
13.13 Plan Shall Comply With Federal Law	-52-
13.14 Missing Payee	-52-
13.15 Parties Bound	-52-

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13.16 Trust Fund Sole Source of Payments for Plan	-52-
13.17 Common Trust Funds	-52-
13.18 Transfers Among Affiliates	-53-
13.19 Assignments	-55-
13.20 QDROs	-55-
13.21 Deemed Distribution of Unvested Amounts	-56-
13.22 Incompetency or Minority of Payee	-56-
13.23 Gender and Number	-57-
13.24 ERISA Section 404(c)	-57-
13.25 Notice to the Committee	-57-
13.26 Consent for Distributions Paid Before Normal Retirement Date	-58-
13.27 Illegality of Particular Provisions	-58-
13.28 Condition of Contributions	-58-
13.29 Qualified Military Service	-58-

ARTICLE XIV. TOP-HEAVY PROVISIONS	-60-

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K&F INDUSTRIES SAVINGS PLAN
INTRODUCTION
Creation of K&F Plan
          The K&F Industries Savings Plan for Salaried Employees (the “Salaried Plan”) was established on May 1, 1989 as the K&F Industries Savings Plan for Salaried Employees, substantially in the form of the Loral Systems Group Employee Savings Plan for Salaried Employees (the “Prior Salaried Plan”), following a corporate spin-off that occurred at that time. Account balances of transferred Employees who had been covered by the Prior Plan were transferred to the Salaried Plan.
               The Salaried Plan document was restated, as follows:
(1)	Restated, effective May 1, 1989, reflecting amendments made through September 1, 1991.

(2)	Restated, effective May 1, 1989, reflecting amendments made through December 20, 1994.
          The Engineered Fabrics Savings Plan for Bargaining Unit Employees (the “Bargaining Plan”) was established on May 1, 1989, substantially in the form of the Loral Systems Group Employee Savings Plan for Bargaining Unit-Employees (the “Prior Bargaining Plan”), following a corporate spin-off that occurred at that time. Account balances of transferred Employees who had been covered by the Prior Bargaining Plan were transferred to the Bargaining Plan.
               The Bargaining Plan document was restated as follows:
(1)	Restated, effective May 1, 1989, reflecting amendments made through September 1, 1991.

(2)	Restated, effective May 1, 1989, reflecting amendments made through January 1, 1992.
Creation of the Plan — Merger of K&F Plans
           Effective December 31, 1992, the Salaried Plan and the Bargaining Plan were merged. The name of the merged plan became changed at that time to the K&F Industries Savings Plan, effective December 31, 1992. This document is the Plan document for the K&F Industries Savings Plan.

Amendment and Restatement
     Effective January 1, 1997 (except for those sections of the Plan that have a different effective date), the Plan is amended and restated to comply with all applicable statutes, including the Employee Retirement Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended by the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994,the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Restructuring Act of 1998 and all applicable rulings and regulations issued thereunder. The Plan is also hereby amended and restated to comply with the new proposed regulations under Code § 401(a)(9) and various provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001.
          The Trust of the Plan is intended to be a qualified profit-sharing plan as that term is defined by Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”) and to be a qualified cash-or-deferred arrangement under Section 401(k) of the Code.
          The Plan is intended to be tax-exempt under Code Section 501(a). Employer contributions need not be made out of profits.

ARTICLE I. DEFINITIONS
          As used herein, the following words and phrases shall have the meanings set forth below, unless a different meaning is plainly required by the context:
“Account ” shall mean any of the separate records of accounts maintained by the Trustee in the name of each Participant which reflect the value of contributions made on his behalf, as provided in Article VII.
“Affiliate ” shall mean any corporation which is required to be aggregated with an Employer for purposes of the controlled group rules of Code Section 414(b), the common control rules of Code Section 414(c), the affiliated service group rules of Code Section 414(m), or the rules of 414(o), subject to the rules of Code Section 415(h).
“After-Tax Contributions ” shall mean the amount which a Participant has elected to have deducted from his Compensation on an after-tax basis in accordance with the provisions of Section 4.2, should that Section ever become effective.
“Alternate Payee ” means any appropriate person who is recognized by a court order (deemed “qualified” by the Committee) as having a right to receive any portion of the benefits payable under the Plan with respect to the Participant, as defined by Code Section 414(p).
“Bargaining Employee ” shall mean:
(a)	any common-law employee in the service of an Employer whose terms of employment are subject to a collective bargaining agreement to which the Employer is a party, and whose agreement specifically calls for participation in this Plan, including officers, but excluding directors who are not in the Employer’s employ in any other capacity.

(b)	“Bargaining Employees” shall, as prescribed by the Code, also include employees of Affiliates. Leased employees as described by Code Section 414(n), shall be considered Employees for the sole purpose of Code Section 414(n)(3).
“Beneficiary ” means the person who is entitled to receive Plan benefits in the event of a Participant’s death. As required by the context of the Plan, “Beneficiaries” may also include Alternate Payees.

(a)	The Beneficiary of any married Participant shall normally be his legally married spouse, at the time of death. Married Participants may designate someone other than a spouse as Beneficiary, only if the designation includes the written consent of the Participant’s spouse acknowledging the effect of the Beneficiary designation and witnessed by a Plan representative or a notary public. If these requirements are not met then the designation of a non-spouse Beneficiary is invalid. However, the Committee may not require the spouse’s written consent if it is established to the satisfaction of a Plan representative that such consent cannot be obtained because (a) there is no spouse, (b) the spouse cannot be located, or (c) such other circumstances exist as may be prescribed by applicable regulation. Any such written spousal consent or establishment that consent cannot be obtained shall be effective only with respect to that spouse.

(b)	Beneficiary designations may be changed at any time. If no proper Beneficiary is designated or survives, the Participant’s Beneficiary shall be, in the following order of priority: (1) his spouse, if living at the time of such payment; (2) his children (including adopted children but excluding stepchildren) per stirpes; (3) his estate.

(c)	If the Committee is in doubt as to the right of any person to receive a Plan benefit, the Committee may direct the Trustee to retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may direct the Trustee to pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Trust therefor.
“Board ” or “Board of Directors ” means the Board of Directors of the Company.
“Break in Service ” is defined in Sections 2.3 and 2.4.
“Code ” shall mean the Internal Revenue Code of 1986, as amended, and all appropriate regulations and administrative guidance.
“Committee ” shall mean the administrative Committee which administers the Plan in accordance with ARTICLE XI. As context requires, the word “Committee” shall be read to mean the Committee or its delegates.
“Company ” shall mean K&F Industries, Inc., its corporate successors, and any corporation or corporations into or with which it may be merged or consolidated. The Company shall act by resolution of its Board of Directors.

“Compensation “ for a Plan Year shall mean:
(a)	all cash remuneration paid by the Employer that is includible during the relevant Plan Year, including regular earnings; bonus; commissions; overtime pay; lump sum vacation pay; Code Section 125 elective, payroll deduction contributions; and elective employee deferrals or deduction contributions made under this Plan or any other qualified retirement plan during the Plan Year. However, the following items will be excluded: distributions from this Plan or any other qualified retirement plan; distributions from employee welfare plans; all supplemental unemployment pay; lump sum severance pay; deferred income; fringe benefits; stock options (with respect to their granting or execution); reimbursed expenses; any unemployment benefits; imputed income from life insurance, or any other imputed income; any employer contributions made under any qualified retirement plan or welfare plan.

(b)	(1) Effective as of January 1, 1997, Compensation accounted under this Plan shall not exceed $160,000, as adjusted for cost of living, as provided by Code Section 401(a)(17) (the “Compensation Limit”). Effective as of January 1, 2002, the Compensation Limit shall be $200,000.

(2)	If a cost of living adjustment is declared under the Code with respect to any calendar year, it shall affect the Compensation accounted for the Plan Year that begins during the course of that calendar year, or that begins on the January 1st of that same calendar year.

(3)	Should the Plan be amended so that Compensation paid for any prior Plan Year is taken into account in determining benefit accruals for the current Plan Year, then the Compensation Limit for the prior year will be subject to the Code Section 401(a)(17) limit applicable (adjusted for the cost of living) for that prior year.

(4)	If a Participant is not actively employed for a full Plan Year, then his credited Compensation under Code Section 401(a)(17) shall not be reduced, prorated, or limited because of his incomplete year of service.
“Deferral Change Date ” means the date as of which an active Participant can elect to change his deferral percentage rate with respect to his Basic Tax-Deferred Savings, Voluntary Tax-Deferred Savings, or, if applicable, after-tax employee deferrals.

“Disability ” shall mean the permanent incapacity of a Participant, by reason of physical or mental illness, to perform his usual duties for the Employer, which directly leads to his separation of service from the Employer. Disability shall be determined by the Committee in a uniform and nondiscriminatory manner after consideration of such evidence as it may require, which may include a report of such physician or physicians as it may designate. A determination of Disability made under this Plan shall have no effect (and shall not be considered) with respect to any other determination regarding the Employee’s disability, made under any other employee benefit plan.
“Disability Retirement Date ” means the date, determined by the Committee, upon which a Participant’s vested Plan benefits shall be payable, on account of his termination of employment, due to Disability.
“Effective Date ” of this Plan shall mean May 1, 1989.
“Employee ” shall mean Bargaining Employee or Salaried Employee.
“Employer ” shall mean the Company, Aircraft Braking Systems Corporation, Engineered Fabrics Corporation, and any Affiliate or other corporation, which adopts the Plan by action of its board of directors, with the consent of the Board. As to any Employee, at any time of reference, “Employer” shall mean his Employer.
“Employer Contribution Rate ” shall mean the percentage rate to be determined by the Board for a specific Plan Year in determining the amount of Matching Employer Contributions for such Plan Year, with respect to each separate Employer, under Article V.
“Employment Commencement Date ” of an Employee shall mean the date on which he first performed an Hour of Service with the Company or any Affiliate.
“Enrollment Date ”shall mean the first, or any subsequent payroll period following a Participant’s first date of employment (or re-employment).
“Equity Fund ” shall mean an Investment Fund which is either a growth or growth and income fund which invests its assets in part or in whole in common stock, securities convertible into common stock, or preferred stock.

“ERISA ” shall mean the Employee Retirement Income Security Act of 1974, as amended, and all appropriate regulations and administrative guidance.
5%-Owner means a person owning (or considered as owning, within the meaning of section 416(i) of the Code) more than five percent (5%) of the outstanding stock of an Employer or an Affiliate, or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer or an Affiliate (or having more than five percent (5%) of the capital or profits interest in any Employer or an Affiliate that is not a corporation, determined under similar principles).
“Former Participant ” means an individual who retains Account balances, under the Plan, but who is ineligible to make Tax-Deferred Contributions.
“Fund ” shall have the same meaning as “Investment Fund.”
“Highly Compensated Employee ” means for Plan Years beginning after December 31, 1996, any Employee (1) who during the Plan Year or the prior Plan Year was a 5%-Owner, or (2) for the prior Plan Year had Compensation under Code Section 415(c)(3) in excess of $80,000, as adjusted under Code Section 415(d).
“Hour of Service ” with respect to an Employee shall mean each hour for which he is paid, or entitled to payment, for the performance of duties for an Employer.
“Income Fund ” shall mean an Investment Fund which is either a fixed income or money market fund which invests its assets entirely in corporate or governmental fixed-income obligations.
“Investment Funds ” mean the investment funds with varying investment objectives established from time to time by the Trustee for the investment of contributions hereunder, and which are intended to comply with ERISA 404(c). The Trustee may, at any time, direct that a new Investment Fund or Funds be established and discontinue an existing Investment Fund or Funds, without formal Plan amendment.
“Matching Employer Contributions ” shall mean contributions made under Article V with respect to Participants who make Tax-Deferred Contributions.
“Normal Retirement Date ” shall mean the day on which a Participant reaches age 65.

“Participant ” shall mean an Employee who elects to participate in the Plan in accordance with the provisions of Article II, and whose participation has not been terminated.
“Plan ” shall mean this K&F Industries Savings Plan, including the Trust Agreement.
“Plan Year ” shall mean a calendar year.
“Period of Severance ” is defined in Sections 2.3 and 2.4.
“Pre-Tax Deferral ” means all elective deferrals under the Plan, as described in section 402(g)(3) of the Code.
“Prior Plan ” shall mean:
(a)	The Loral Systems Group Employee Savings Plan for Salaried Employees, with respect to Participants who are Salaried Employees, and
(b)	The Loral Systems Group Employee Savings Plan for Bargaining Unit Employees, with respect to Participants who are Bargaining Employees.

(c)	Account balances from the Prior Plan were transferred to this Plan.
“Retirement Date ” means either a Participant’s Normal Retirement Date or Disability Retirement Date.
“Rollover Contribution ” means a pre-tax contribution made to the Plan, either through (1) described in Section 4.9, or (2) a Transfer Amount.
“Salaried Employee ” shall mean:
(a)	any common-law employee of an Employer, including officers, but excluding directors who are not in the Employer’s employ in any other capacity.

(b)	Salaried “Employees” shall, as prescribed by the Code, also include employees of Affiliates. Leased employees as described by Code Section 414(n), shall be considered Employees for the sole purpose of Code Section 414(n)(3).

The following shall not be a Salaried Employee:
(x)	a person who is employed in an excluded unit or excluded subsidiary which the Board of Directors may designate, or change any such designation, from time to time and upon any reasonable basis of classification, without formal Plan amendment, or

(y)	persons whose terms of employment with an Employer are subject to a collective bargaining agreement to which the Employer is a party, unless the agreement specifically provides for participation in the Plan.
“Service” of an Employee shall mean:
(i)	the period for which the Employee is paid or is entitled to payment (including any back pay, irrespective of mitigation of damages), subject to the rules and restrictions of Article II, for the performance of duties for an Employer. For the purposes of calculating vesting service, “Service” shall also include Service performed for an Affiliate.

(ii)	With respect to any period for which an Employee was subject to a Prior Plan, or an earlier restatement of this Plan, then service shall be calculated under that earlier Plan.
“Tax-Deferred Contributions ” shall mean contributions made by an Employer for a Participant under Article IV, based on the amount by which the Participant elects to reduce his Total Compensation otherwise payable in cash.
“Total Compensation ”: shall mean all remuneration paid by an Employer or Affiliate to an employee as shown on Form W-2, determined before giving effect to any salary reduction agreement under the Plan (or any other cash or deferred arrangement described in section 401(k) of the Code) or to any similar reduction agreement pursuant to any cafeteria plan (within the meaning of section 125 of the Code). Total Compensation taken into account for any Plan Year for any individual (a) shall be recognized only for the portion of the Plan Year in which the individual is a Participant and (b) shall not exceed the “Compensation Limit”.
“Transfer Amount ” means an Employee’s vested interest under the Prior Plan, which has been transferred to the Plan.

“Trust Agreement ” shall mean the agreement entered into between the Company and the Trustee, as provided in hereof, together with all amendments thereto. The Trust Agreement is fully a part of this Plan.
“Trustee ” shall mean the trustee which at the time shall be designated, qualified, and acting under the Trust Agreement.
“Trust ” or “Trust Fund ” shall mean the vehicle under which Plan assets are maintained by the Trustee under the Trust Agreement.
“Valuation Date ” shall mean each business day, or any other dates, as determined by the Trustee, without formal Plan amendment.
“Year of Service ” shall mean a twelve-consecutive-month period beginning on the Employee’s date of hire during which the Employee is credited with continuous Service, under Article II.

ARTICLE II. EMPLOYEE PARTICIPATION
2.1 Eligibility and Election to Participate
(a)	Timing of Eligibility.
(1)	Each Employee who was a Participant in the Plan on December 31, 1996, shall continue as a Participant on and after January 1, 1997.

(2)	Each other Employee shall become a Participant as of any Enrollment Date, if he has filed with the Committee or its delegate a written election in the form prescribed by the Committee within a reasonable time prior to the applicable Enrollment Date.
(b)	Method of Election. An Employee’s election shall contain:
(1)	his authorization for his Employer to reduce his Compensation and to make Tax- Deferred Contributions on his behalf in accordance with the provisions of Article IV,

(2)	an authorization for his Employer to make any payroll deductions with respect to his After-Tax Contributions to the Plan in accordance with the provisions of Article IV, and

(3)	his election as to the investment of his Tax-Deferred Contributions and After-Tax Contributions, if applicable, in accordance with the provisions of Section 6.1.
2.2 General Rules of Eligibility
(a)	Upon becoming a Participant, an Employee shall be entitled to the benefits and shall be bound by all the terms and conditions of the Plan and the Trust Agreement.

(b)	Participants shall cease to be Participants should (i) they cease to be Employees, (ii) they cease to be eligible Employees under the Plan, or (ii) the Plan be so amended, or terminated.

(c)	In the event that an Employee shall go from a classification of an eligible Employee to a non-eligible Employee, he shall continue to be a Participant for all purposes until the date he became a non-eligible Employee, and shall thereafter be a Former Participant for so long as he is entitled to receive any benefits under the Plan.

(d)	Participants or Former Participants who participated in the Prior Plan shall similarly be subject to the terms of the Prior Plan (including, but not limited to its provisions regarding benefits and vesting) as they were in effect during the relevant periods.

(e)	Should any Employee who is excluded from participation because (1) he is subject to a collective bargaining agreement that does not provide for Plan participation, or (2) he is employed by an excluded unit or subsidiary, no longer be excluded for either of such reasons, then he shall be eligible to participate in the Plan on the first payroll period following the date that he (1) is no longer excluded and (2) is eligible under this Article.

(f)	A former Participant who is reemployed by the Employer shall again become a Participant as of the date he again becomes an Employee, provided he renews his elective deferrals, under Plan procedures.
2.3 How to Calculate Service for Vesting for K&F and ABS
          Service shall be calculated in the following manner for Participants whose Employer is K&F Industries Inc. or Aircraft Braking Systems Corp.:
(a)	Service shall be calculated under this Section only for the purposes of vesting under Article III.

(b)	Service begins on the date of hire, or the first day of reemployment with an Employer or an Affiliate. Service includes periods of lay-off, vacation, or Employer-approved leave of absence, provided that such periods of vacation, lay-off or leave do not exceed twenty-four consecutive months. (Should such periods of vacation, lay-off or leave occur simultaneously, or consecutively, they shall be aggregated in determining the maximum period of twenty-four months of credited Service.) If a period of vacation, lay-off, and/or leave exceeds twenty-four continuous months, then the portion that is more than twenty-four months shall not be credited as Service.

(c)	If a Break in Service occurs, then any Period of Severance that occurs on account of a retirement, quit, or discharge shall not be credited as Service. Service accrual ends with a Break in Service. Upon incurring a Break in Service, a Participant shall become a Former Participant.

(d)	A Break in Service occurs when a Period of Severance continues for twenty-four or more consecutive months, during which the individual does not perform an Hour of Service.

(e)	A Period of Severance is any continuous period, during which the individual has had a separation from service from an Employer or any Affiliate, on account of lay-off, leave, vacation, retirement, quit, discharge, any other reason, or any combination of the preceding reasons.

(f)	However, if an individual incurs a Period of Severance on account of a retirement, quit, or discharge, but has not incurred a Break in Service, then his Period of Severance shall be credited as Service. By the same rule, if (in this instance) he does incur a Break in Service, then the Period of Severance is not credited as service.

(g)	A special rule applies to Employer-approved leave on account of maternity or paternity, meaning on account of pregnancy, the birth of a child, the placement of a child in connection with an adoption, or the caring for such a child immediately following the birth or placement. Any period of Employer-approved leave on account of maternity or paternity shall be credited as Service, through the first anniversary of the first date of such an absence. Any period of such an Employer-approved leave that continues past the first anniversary, through the second anniversary (that is, any continuous period of two years or less), shall not be credited as Service, nor shall it count as any Period of Severance. The Period of Severance relating to such an Employer-approved leave shall only begin on the second anniversary of the first date of the maternity or paternity absence from service.

(h)	For the purposes of vesting only, Service performed for Loral Defense Systems (formerly known as Loral Systems Group), a division of Loral Corporation, will be credited if it was performed before May 1, 1991. In no circumstances will any Plan participant be given credit for the purposes of Plan benefit accruals, for any service performed for Loral Defense Systems after that date.

(i)	Service shall not be credited for service under the Prior Plan unless the Employee was (1) an active Employee under the Prior Plan on April 30, 1989, and (2) was immediately transferred as an active Employee under this Plan as of May 1, 1989.
(j)	Service shall be credited for vesting purposes for service performed by a common-law employee of an Employer who is not an Employee.

2.4 How to Calculate Service for Vesting for EFC
          Service shall be calculated in the following manner for Participants whose Employer is Engineered Fabrics Corp.:
(a)	Service shall be calculated under this Section only for the purposes of vesting under Article III.

(b)	Service begins on the date of hire, or the first day of reemployment with an Employer or an Affiliate. Service includes periods of lay-off, vacation, or Employer-approved leave of absence, provided that such periods of vacation, lay-off or leave do not exceed twelve consecutive months. (Should such periods of vacation, lay-off or leave occur simultaneously, or consecutively, they shall be aggregated in determining the maximum period of twelve months of credited Service.) If a period of vacation, lay-off, and/or leave exceeds twelve continuous months, then the portion that is more than twelve months shall not be credited as Service.

(c)	If a Break in Service occurs, then any Period of Severance that occurs on account of retirement, quit, or discharge shall not be credited as Service. Service accrual ends with a Break in Service. Upon incurring a Break in Service, a Participant shall become a Former Participant.

(d)	A Break in Service occurs when a Period of Severance continues for twelve or more consecutive months, during which the individual does not perform an Hour of Service.

(e)	A Period of Severance is any continuous period, during which the individual has had a separation from service from an Employer or any Affiliate, on account of lay-off, leave, vacation, retirement, quit, discharge, any other reason, or any combination of the preceding reasons.

(f)	However, if an individual incurs a Period of Severance on account of a retirement, quit, or discharge, but has not incurred a Break in Service, then his Period of Severance shall be credited as Service. By the same rule, if (in this instance) he does incur a Break in Service, then the Period of Severance is not credited as service.

(g)	A special rule applies to Employer-approved leave on account of maternity or paternity, meaning on account of pregnancy, the birth of a child, the placement of a child in connection with an adoption, or the caring for such a child immediately following the birth or placement. Any period of Employer-approved leave on account of maternity or paternity shall be credited as Service, through the first anniversary of the first date of such an absence. Any period of such an Employer-approved leave that continues past the first anniversary, through the second anniversary (that is, any continuous period of two years or less), shall not be credited as Service, nor shall it count as any Period of Severance. The Period of Severance relating to such an Employer-approved leave shall only begin on the second anniversary of the first date of the maternity or paternity absence from service.

(h)	For the purposes of vesting only, Service performed for Loral Defense Systems (formerly known as Loral Systems Group), a division of Loral Corporation, will be credited if it was performed before May 1, 1991. In no circumstances will any Plan participant be given credit for the purposes of Plan benefit accruals, for any service performed for Loral Defense Systems after that date.

(i)	Service shall not be credited for service under the Prior Plan unless the Employee was (1) an active Employee under the Prior Plan on April 30, 1989, and (2) was immediately transferred as an active Employee under this Plan as of May 1, 1989.

(j)	Service shall be credited for vesting purposes for service performed by a common-law employee of an Employer who is not an Employee.
2.5 General Restrictions on Participation
(a)	An eligible Employee will be able to actively participate in this Plan only during those periods during which he is (1) in service with the specific participating Employer (rather than with any Affiliate), and (2) the Plan is in effect.

(b)	In order to become a Participant, each eligible Employee must make proper application, on the appropriate forms (written or electronic) provided by the Committee, to participate in the Plan, agree to the terms of the Plan, and agree to make Tax-Deferred Contributions. Continued participation will always be conditioned on the Employee’s continued Tax-Deferred Contributions.

(c)	Leased employees, as described in Code Section 414(n), are not eligible to be Participants.

ARTICLE III. VESTING AND FORFEITURES
3.1 Immediate Vesting Provisions
          A Participant shall always be 100% vested in his Tax-Deferred Contribution Account, After-Tax Contribution Account, and his Rollover Contribution Account. Such Accounts shall not be subject to forfeiture for any reason.
3.2 Vesting of Employer Contributions in Matching Employer Contribution Account
          A Participant shall become fully vested in contributions and earnings allocated to his Matching Employer Contribution Account only (1) after completing five Years of Service (three Years of Service for Participants who have an Hour of Service on or after January 1, 2002) or (2) while actively employed, incurs a Disability, dies, or reaches his Normal Retirement Date.
3.3 Forfeitures
          Forfeitures shall arise if any Participant who is not fully vested in his Matching Employer Contribution Account incurs a termination of employment. Such unvested Account balances shall then be forfeited, and these Forfeitures shall be applied to pay Plan expenses.
3.4 Restoring Forfeitures
          If a Participant’s nonvested interest in his Matching Employer Contribution Account is forfeited, and the Participant subsequently resumes employment with an Employer or Affiliate before incurring a Break in Service of at least 5 years, then the forfeited amount shall be restored.

ARTICLE IV. TAX-DEFERRED AND ROLLOVER CONTRIBUTIONS
4.1 Tax-Deferred Contributions
          Tax-Deferred Contributions can be made only by eligible Participants, subject to this Article and Article II.
4.2 After-Tax Contributions
          After-Tax Contributions shall be permitted under this Plan only by action of the Board.
4.3 Amount of Tax-Deferred Contributions
          The Employer may make Tax-Deferred Contributions to the Plan, on behalf of each Participant. The amount of such Tax-Deferred Contributions shall be in increments of hundredths of a percent of the Participant’s Compensation. The minimum Tax-Deferred Contribution shall be one percent of Compensation. Notwithstanding the previous sentence, the maximum Tax-deferred Contribution for Participants who are Salaried Participants shall be 15 percent (18 percent for Plan Years beginning on or after January 1, 2000 and before January 1, 2002 and 50 percent for Plan Years beginning on or after January 1, 2002). However, the maximum dollar amount of Tax-Deferred Contributions for any Plan Year shall be capped at $10,000 (subject to annual adjustments set by Federal law, under Code Section 402(g)(5)). Further, the rate of Tax-Deferred Contributions, when added to the rate of After-Tax Contributions, if any, cannot exceed 15 percent (18 percent for Plan Years beginning on or after January 1, 2000 and before January 1, 2002 and 50 percent for Plan Years beginning on or after January 1, 2002) of a Participant’s Compensation for any Plan Year. Each Employer may change the permitted percentage of employee deferrals without formal Plan amendment.
4.4 General Rules
          In the event a Participant so elects to have his Employer make Tax-Deferred and/or After-Tax Contributions on his behalf, his Compensation shall be reduced for each payroll period by the percentage he elects to have contributed on his behalf to the Plan in accordance with the terms of the Compensation reduction authorization in effect pursuant to Section 2.1 subject, however, to the $10,000 (as adjusted) annual aggregate limitation on Tax-Deferred Contributions and other elective deferrals. In the event that a Participant’s aggregate elective deferrals with respect to a Plan Year, including his Tax-Deferred Contributions hereunder, exceed the then applicable annual aggregate limitation on elective deferrals, the Participant, not later than the first March 1 following the close of the

Plan Year, may allocate the excess deferrals among the plans under which the deferrals occurred and notify each plan of the portion allocated to it, and the Committee, not later than the first April 15 following the close of the Plan Year, shall cause to be distributed to the Participant the amount of the excess deferral allocated to the Plan and any income allocable thereto; provided, however, that any such distributed excess deferral shall nevertheless be taken into account for purposes of computing deferral percentages for the Plan Year under Article VIII.
4.5 Timing of Contributions
          Each Employer shall cause to be delivered to the Trustee in cash all Tax-Deferred, After-Tax Contributions, and Matching Employer Contributions made with respect to payroll periods ending during each calendar month as soon as practicable, but not later than the 15th business day of the next succeeding calendar month. Subject to the provisions of Article VII, the Trustee shall credit the amount of such Contributions made by each Employer on behalf of each Participant for each calendar month to such Participant’s Investment Fund Accounts, as applicable, as soon as practicable following the date such contributions are made to the Trust Fund.
4.6 Changes in Compensation Reduction Authorization
          A Participant may change the percentage of his Compensation that his Employer contributes on his behalf as Tax-Deferred Contributions as of any Deferral Change Date upon timely notice to the Committee or its delegate.
4.7 Suspension of Contributions
          A Participant for whom Tax-Deferred and/or After-Tax Contributions are being made under this Article IV may have such contributions suspended, upon timely notice to the Committee, on forms provided by the Committee, under Plan procedures. The suspension shall remain in effect until any such Contributions are resumed as hereinafter set forth. A Participant’s Tax-Deferred Contributions shall automatically be suspended for the remainder of the calendar year on the date that his Tax-Deferred Contributions for the Plan Year first equals or exceed $10,000 (or such adjusted amount established by the Secretary of the Treasury pursuant to Section 402(g)(5) of the Code).
4.8 Resumption of Contributions
          A Participant who voluntarily suspended his Tax-Deferred and/or After-Tax Contributions in accordance with the provisions of Section 4.8 may have such contributions resumed as of any Deferral Change Date upon timely notice to the Committee.

4.9 Rollover Contributions
(a)	The Committee may, in its sole discretion, authorize Employees to make contributions under the Plan which qualify as rollover amounts under to the extent permitted by applicable law. Such rollovers shall exclude after-tax employee contributions. The Committee shall exercise such discretion on a nondiscriminatory basis. An Employee who makes a Rollover Contribution shall be deemed a Participant under this Plan solely with respect to his Rollover Account until he otherwise qualifies as a Participant in accordance with the other provisions of this Plan. All Rollover Contributions shall be received by the Trustee, and shall be credited to the Employee’s name as of such date as the Committee shall specify. Such Rollover Contributions shall be accounted for and distributed in accordance with the rules applicable to Tax-Deferred Contribution Accounts (except as otherwise provided in Articles IX and X). An Employee who makes a rollover shall be entitled to invest his initial Rollover Contribution in any one or more of the available Investment Funds by designating on the written election form the percentage of such Rollover Contributions to be invested in each of the Funds. Thereafter, his Rollover Contribution Account shall be invested in accordance with any election the Participant otherwise makes regarding the investment of existing account balances pursuant to Section 6.1.

ARTICLE V. MATCHING EMPLOYER CONTRIBUTIONS
5.1 Payment of Contributions
(a)	Each Employer shall pay to the Trustee as its Matching Employer Contributions hereunder for each calendar month an amount that is equal to the Employer Contribution Rate multiplied by the aggregate of:
(1)	the Tax-Deferred Contributions made by such Employer on behalf of each Participant during such calendar month; plus

(2)	the After-Tax Contributions (if any) made by each Participant during such calendar month based on Compensation paid by such Employer during such calendar month;

provided, however, that such aggregate amount shall not include any portion of the sum of the Tax-Deferred Contributions and After-Tax Contributions (if any) of a Participant with respect to such calendar month that is in excess of six percent of his Compensation for such calendar month.
(b)	Notwithstanding the preceding provisions, the schedule for making Matching Employer Contributions may be changed, as determined within the sole discretion of the Committee, which shall be effective without formal Plan amendment.

(c)	The payment of Matching Employer Contributions for any month will be made in cash deposited into Investment Funds in accordance with the Participant’s election made under Article VI.

(d)	Notwithstanding any other provision of the Plan, the Employer may, within its sole discretion, determine not to make Matching Employer Contributions with respect to any number of months or number of Plan Years. Such a determination shall be made by the Employer’s Board of Directors, subject to ERISA.
5.2 Limitation on Amount under Code Sections 404 and 415
          Notwithstanding anything to the contrary contained in the Plan, the Matching Employer Contributions of the Employers for any Plan Year, when combined with the Tax-Deferred Contributions made by the Employers for such Plan Year, shall in no event exceed (i) the maximum amount which will constitute an allowable deduction for such year to the Employers under Section 404 of the Code, (ii) the maximum amount which may be contributed by the Employers under Section 415 of the Code, or (iii) the maximum amount which may be contributed pursuant to any wage stabilization law, or any regulation, ruling, or order issued pursuant to law.
5.3 Allocation of Matching Employer Contributions
          The Matching Employer Contributions for each calendar month shall be allocated among Participants on whose behalf Tax-Deferred Contributions were made (or who made After-Tax Contributions, if applicable) during such month as soon as practicable after such contributions are made to the Trust Fund. Subject to the limitation provisions of Article VIII, the Trustee shall credit the amount of Matching Employer Contributions on behalf of each Participant for each calendar month to such Participant’s Investment Fund subaccounts of his Matching Employer Contribution Account as soon as practicable following the date such contributions are made to the Trust Fund.
5.4 Employer Contribution Rate
          The Employer Contribution Rate or Rates for each Employer shall be determined for each Employer and shall remain in effect until the board of directors of each Employer, in their sole discretion (subject only to any controlling collective bargaining agreements), shall determine another Employer Contribution Rate to be effective for a specific period and to apply to a designated Employer or Employers, which rate shall be changed by resolution of the Employer’s board of directors without formal Plan amendment. Any such changed Employer Contribution Rate shall remain in effect until further changed in accordance with the next preceding sentence.
5.5 Determination of Amount of Employer Contribution
          The Committee shall determine the amount to be contributed by each Employer for each month in accordance with the provisions of the Plan.
5.6 Effect of Plan Termination
          Notwithstanding anything to the contrary contained in the Plan, any termination of the Plan shall terminate the liability of the Employers to make further contributions to the Plan, other than contributions for any month ended prior to the time of such termination.

ARTICLE VI
INVESTMENT OF CONTRIBUTIONS
TRANSFERS BETWEEN FUNDS
6.1 Investment Elections of Participants
          Each Participant shall, upon electing to participate under the Plan in accordance with the provisions of Article II, make an investment election on forms prescribed by the Committee, directing the manner in which his Tax-Deferred Contributions, After-Tax Contributions (if applicable), Matching Employer Contributions and Rollover Contributions shall be deposited and held by the Trustee. The investment election of a Participant with respect to such Contributions shall specify the percentage of such contributions that is to be deposited in one or more of the Investment Funds in multiples of 5% (or such other percentage as determined by the Committee, without formal Plan amendment). The investment election by a Participant shall remain in effect until he ceases to be a Participant or Former Participant. A Participant may change his investment election at any time, subject to rules set forth by the Committee and applied in a uniform and non-discriminatory manner.
6.2 Deposit of Contributions
          All Matching Employer Contributions, Tax-Deferred Contributions, After-Tax Contributions (if applicable) and Rollover Contributions shall be deposited by the Trustee upon receipt in the Investment Funds as the Committee shall direct. However, the Committee’s directions with respect to all Contributions shall be based on the investment election of each Participant made in accordance with the provisions of this Article. The Trustee shall have no duty to collect or enforce payment of contributions or inquire into the amount or method used in determining the amount of contributions, and shall be accountable only for contributions received by it.
6.3 Modification of Investment Procedures
     Notwithstanding any other provisions of this Article, the Committee and the Trustee shall have the power to establish uniform and nondiscriminatory rules and, from time to time, to modify or change such rules governing the manner and method by which Participants shall direct the investment of their Accounts, without formal amendment of the Plan or Trust Agreement.

ARTICLE VII. FUNDS, ACCOUNTS, AND THEIR VALUATION
7.1 Trust Fund
          The Company has executed a Trust Agreement with Fidelity Management Trust Company, a trust company organized and existing under the laws of the Commonwealth of Massachusetts, as Trustee, setting forth the terms, provisions, and conditions of a trust for the Plan, pursuant to which the Trustee shall hold, manage, and administer all trust property so as to effectuate the provisions of the Plan. The Trust Agreement is subject to amendment and termination, and the Company may change the Trustee, all as provided in the Trust Agreement. The terms and provisions of the Trust Agreement are hereby incorporated by reference.
7.2 Establishment of Funds
          The Trust Fund shall consist of several Investment Funds selected by the Committee. Each such Fund shall be held and administered by the Trustee as a separate trust fund. The interest of each Participant and Former Participant, under the Plan in any such Fund shall be an undivided interest.
7.3 Income on Funds
          Any dividends, interest, distributions, proceeds received from the sale or exchange of securities or other property, or other income received by the Trustee in respect of an Investment Fund shall be reinvested by the Trustee in the respective Fund for which such income was received.
7.4 Accounts
          On the date an Employee first becomes a Participant, there shall be established or continued Accounts in his name, which shall reflect the portion of Tax-Deferred Contributions and Matching Employer Contributions made on his behalf (and of his After-Tax Contributions and Rollover Contributions, if applicable) deposited in the applicable Investment Fund, as well as such Account’s pro rata share of the net increase or decrease in value of the assets of such Fund.
          The Trustee shall cause each such Account to be maintained and administered for each Participant, Former Participant, and Beneficiary in accordance with the provisions of the Plan.

7.5 Account Balances
          For all purposes hereof, the balance of each Account of a Participant and Former Participant, including sub-accounts, as of any business day shall be the balance of such Account or sub-account after all credits and charges thereto, for and as of such date, have been made as provided herein.
7.6 Finality of Determinations
          The Trustee shall have exclusive responsibility for determining the net income, liabilities, and value of the assets of each Investment Fund and for determining the balance of each Account and sub-account maintained hereunder. The Trustee’s determinations thereof shall be conclusive upon the Employers, and all Participants, Former Participants, and Beneficiaries hereunder.
7.7 Notification
          As soon as reasonably possible after the end of each calendar quarter, the Committee shall notify each Participant and Former Participant of the balance of his Accounts and sub-accounts as of the last day of such calendar quarter.

ARTICLE VIII. LIMITATIONS ON CONTRIBUTIONS
8.1 Section 401(k) Limit on Pre-Tax Deferrals
(a)	The Committee shall determine, during and as of the end of each Plan Year, the Actual Deferral Percentages relevant for purposes of this Section based on the actual and projected rate for each Participant of his Total Compensation and Pre-Tax Deferrals for the remainder of the Plan Year. If, based on such determination, the Committee concludes that a reduction in the Pre-Tax Deferrals for any Participant is necessary or advisable in order to comply with the limitations of clause (A) or (B) of this paragraph, it shall so notify each affected Participant and his Employer of the reduction that it deems necessary or desirable for this purpose. In such event, the maximum allowable Pre-Tax Deferrals shall be reduced in accordance with the direction of the Committee, and the contribution election of each Participant affected by such determination shall be modified accordingly. Any such reduction may apply either to all Participants, only to Participants who are Highly Compensated Employees, or to any other group as the Committee shall determine, and in such manner as the Committee shall determine in its sole discretion.
(A)	The Actual Deferral Percentage (as defined in clause (C) of this paragraph) for the group of Highly Compensated Employees being tested is not more than the prior Plan Year’s Actual Deferral Percentage of Participants who were not Highly Compensated Employees for the prior Plan Year multiplied by 1.25.

(B)	The excess of the Actual Deferral Percentage for such group of Highly Compensated Employees over the prior Plan Year’s Actual Deferral Percentage for Participants who were not Highly Compensated Employees for the prior Plan Year is not more than 2%, and the Actual Deferral Percentage for such group is not more than the Actual Deferral Percentage of Participants who were not Highly Compensated Employees in the prior Plan Year multiplied by 2.0.

(C)	For the purposes of clauses (A) and (B) of this paragraph:
     (x) The “Actual Deferral Percentage” for a specified group of Participants for a Plan Year shall be the average of the ratios (calculated separately for each Participant who was a Participant for part or all of such Plan Year and rounded to the nearest one-hundredth of one percent (0.01%)) in such group.
(A)	The amount of Pre-Tax Deferrals on behalf of each such Participant for such Plan Year (including the amount of any Excess Deferrals (as defined in the Plan) distributed to a Participant pursuant to the Plan), bears to

(B)	Such Participant’s Total Compensation for such Plan Year;
          (y) For the purposes of the Actual Deferral Percentage test only, “Participant” means any Employee who is eligible to participate in the Plan for part or all of any Plan Year.
(b)	Any “excess contributions” paid into the Plan for any Plan Year shall be distributed in cash to the Highly Compensated Employees on whose behalf they were paid into the Plan, no later than 2 1/2 months after the end of such Plan Year, if at all possible, and in any event no later than the close of such following Plan Year. The amount distributed to any such Participant shall be increased or decreased by a pro rata share of the net income or loss attributable to such “excess contributions” as determined by the Committee in accordance with applicable regulations. If such Participant’s Account is invested in more than one Investment Fund, such distribution shall be made pro rata, to the extent practicable, from all such Investment Funds. For purposes of this Subsection 8.1(b), “excess contributions” means, with respect to any Plan Year, the excess of (a) the aggregate amount of Pre-Tax Deferrals actually paid into the Plan on behalf of Highly Compensated Employees for such Plan Year, over (b) the maximum amount of such contributions permitted for such Plan Year under the limitations set forth above, determined by reducing the amount of Pre-Tax Deferrals to be permitted beginning with the Highly Compensated Employee with the largest dollar amount of such Pre-Tax Deferrals and continuing in descending order until all the “excess contributions” have been distributed.
8.2 Section 401(m) Limit on Matching Contributions
(a)	The Committee shall determine, during and as of the end of each Plan Year, the Contribution Percentage relevant for purposes of this Section, based on the actual and projected rate for each Participant of his Total Compensation, any matching Employer Contributions, and employee after-tax contributions. If, based on such determination, the Committee concludes that a reduction in matching Employer Contributions or after-tax contributions made for any Participant is necessary or advisable in order to comply with the limitations of this clause (A) or (B) of this paragraph, it shall so notify each affected Participant and his Employer of the reduction that it deems necessary or desirable for this purpose. In such event, the maximum allowable with respect to any matching Employer Contributions and after-tax contributions shall be reduced in accordance with the direction of the Committee. Any such reduction may apply either to all Participants, only to Participants who are Highly Compensated Employees, or to any other group as the Committee shall determine, and in such manner as the Committee shall determine in its sole discretion.
(1)	The Contribution Percentage (as defined below) for the group of Highly-Compensated Employees being tested is not more than the prior Plan Year’s Contribution Percentage of Participants who were not Highly Compensated Employees multiplied by 1.25.

(2)	The excess of the Contribution Percentage for such group of Highly-Compensated Participants over the Contribution Percentage over the prior Plan Year’s Contribution Percentage for Participants who were not Highly Compensated Employees is not more than 2%, and the Contribution Percentage for such group of Highly-Compensated Participants is not more than the Contribution Percentage of all other Participants who were not Highly Compensated Employees in the prior Plan Year multiplied by 2.0.

(3)	For the purposes of clauses (i) and (ii) of this paragraph;
      (x) The “Contribution Percentage” for a specified group of Participants for a Plan Year shall be the average of the ratios (calculated separately for each Participant who was a Participant for part or all of such Plan Year and rounded to the nearest one-hundredth of one percent (0.01%)) in such group
(A)	The amount of any matching Employer Contributions on behalf of, and the after-tax contributions by, each such Participant for such Plan Year, bears to

(B)	Such Participant’s Total Compensation, for such Plan Year; and
      (y) For the purposes of the Contribution Percentage test only, “Participant” means any Employee who is eligible to participate in the Plan for part or all of any Plan Year.

(b)	Any “excess aggregate contributions” paid into the Plan for any Plan Year shall be distributed in cash to the Highly Compensated Employees on whose behalf they were paid into the Plan, no later than 2 1/2 months after the end of such Plan Year, if at all possible, and in any event no later than the close of such following Plan Year. The amount distributed to any such Participant shall be increased or decreased by a pro rata share of the net income or loss attributable to such “excess aggregate contributions” as determined by the Committee in accordance with applicable regulations. If such Participant’s Account is invested in more than one Investment Fund, such distribution shall be made pro rata, to the extent practicable, from all such Investment Funds. For purposes of this Section, “excess aggregate contributions” means, with respect to any Plan Year, the excess of (a) the aggregate amount of any Matching Employer Contributions or After-Tax Contributions actually paid into the Plan on behalf of Highly Compensated Employees for such Plan Year, over (b) the maximum amount of such contributions permitted for such Plan Year under the limitations set forth above, determined by reducing the amount of any Matching Employer Contributions and After-Tax Contributions on behalf of Highly Compensated Employees beginning with the Highly Compensated Employee with the largest amount of “excess aggregate contributions” and continuing in descending order until all the “excess aggregate contributions” have been distributed.
8.3 Special Rules
(a)	Aggregate Limit. For Plan Years beginning prior to January 1, 2002, in the event that both the Actual Deferral Percentage and the Contribution Percentage (as defined above) for Participants who are Highly Compensated Employees for the Plan Year are more than one and one-quarter (1 1/4) times the corresponding percentage for Participants who are not Highly Compensated Employees for the prior Plan Year, the Pre-Tax Deferrals for Participants who are Highly Compensated Employees for the Plan Year shall be further reduced in order that the sum of the Actual Deferral Percentage plus the Contribution Percentage for Participants who are Highly Compensated Employees does not exceed the “aggregate limit” (as defined below) for the Plan Year.
The “aggregate limit” for any Plan Year shall mean a percentage equal to the greater of the sums described in (1) or (2) below:
(1) The sum of:
(a) 125 percent of the greater of (i) the prior Plan Year’s Actual Deferral Percentage for Participants who were not

Highly Compensated Employees for the Plan Year, or (ii) the Contribution Percentage of such Participants, and
(b) Two percent plus the lesser of (a)(i) or (ii) above; in no event, however, shall the aggregate limit thus determined exceed 200 percent of the lesser of (a)(i) or (ii) above; or
(2) The sum of:
(a) 125 percent of the lesser of (i) the prior Plan Year’s Actual Deferral Percentage for Participants who were not Highly Compensated Employees for the Plan Year or (ii) the Contribution Percentage of such Participants, and
(b) two percent plus the greater of (a)(i) or (ii) above; in no event, however, shall the aggregate limit thus determined exceed 200 percent of the greater of (a)(i) or (ii) above.
(b)	Multiple Arrangements for Highly Compensated Employees Combined. If more than one plan providing a cash or deferred arrangement, matching contributions, or employee contributions (within the meaning of sections 401(k) and 401(m) of the Code) is maintained by the Employer or an Affiliate, the Actual Deferral Percentage and Contribution Percentage of any Participant who is a Highly Compensated Employee who participates in more than one such plan or arrangement shall be determined as if all such arrangements were a single plan or arrangement.

(c)	Aggregation of Plans. In the event that the Plan satisfies the requirements of section 410(b) of the Code only if aggregated with one or more other plans, then the foregoing provisions of this Article shall be applied by determining the Actual Deferral Percentage and Contribution Percentage of Participants as if all such plans were a single plan.
8.4 Section 415 Limits
(a)	Notwithstanding any other contrary provision of the Plan, the maximum amount of annual additions which may be credited to a Participant’s Accounts for any Limitation Year (that is, the Plan Year) shall not exceed the lesser of (i) the dollar limit set forth in Code Section 415(c)(1)(A); or (ii) 25% (100% for Plan Years beginning on or after January 1,2002) of his Section 415 earnings (as defined in paragraph (d) of this Section) for such Plan Year. For the purpose of this paragraph, a Participant’s “annual additions” for any Limitation Year shall mean the sum of (a) employer contributions and forfeitures allocable to a Participant under all plans (or portions thereof) maintained by an Employer or an Affiliate subject to section 415(c) of the Code, (b) the Participant’s employee contributions under all such plans (or portions thereof), and (c) amounts described in section 419A(d)(2) of the Code (relating to post-retirement medical benefits of key employees) or allocated to a pension plan individual medical account described in section 415(l) of the Code, to the extent includible for purposes of section 415(c)(2) of the Code. A Participant’s employee contributions described in clause (b) shall be determined without regard to (i) any rollover contributions, (ii) any repayments of loans, or (iii) any prior distributions repaid upon the exercise of buy-back rights. Employer and employee contributions taken into account as Annual Additions shall include “excess contributions” as defined in section 401(k)(8)(B) of the Code, “excess aggregate contributions” as defined in section 401(m)(6)(B) of the Code, and “excess deferrals” as described in section 402(g) of the Code, regardless of whether such amounts are distributed or forfeited (to the extent such “excess deferrals” are not distributed to the Participant before the end of the taxable year of the Participant in which such deferrals were made).
(b)	In the event that the annual additions to the Accounts of a Participant for any Limitation Year would exceed the limitation set forth in paragraph (a) of this Section, such Participant’s annual additions for such Limitation Year shall be reduced by the amount required in order to eliminate such excess in the following order:
(1)	the After-Tax Contributions made by a Participant for such Limitation Year, if any, shall be reduced;

(2)	the Pre-Tax Deferrals not subject to any Matching Employer Contributions on such Participant’s behalf for such Limitation Year, if any, shall be reduced;

(3)	the Pre-Tax Deferrals subject to any Matching Employer Contributions on such Participant’s behalf and any matching Employer Contributions and forfeitures for such Limitation Year shall then be reduced pro rata in the proportion that the Pre-Tax Deferrals bear to any Matching Employer Contributions for such year; and

(4)	the Pre-Tax Deferrals subject to any Matching Employer Contributions on such Participant’s behalf for such Limitation Year shall then be reduced.
               To the extent that any contribution made under this Plan or any forfeitures are required to be reduced in order to meet the requirements of paragraph (a) of this Section, (i) any such after-tax contributions shall be returned to the Participant as soon as practicable thereafter and (ii) to the extent that Treas. Reg. § 1.415-6(b)(6)(iv) is applicable, the Participant’s Pre-Tax Deferrals shall be returned to the Participant as soon as practicable, and otherwise, (iii) the balance of such contributions and forfeitures shall be credited to a suspense account which shall be used as soon as practicable thereafter to reduce future Employer contributions to the Plan.
(c)	For the purposes of this Section, this Plan and all other defined contribution plans (as defined in Section 414(i) of the Code) maintained by the Employer or any Affiliate (whether or not terminated) shall be treated as one defined contribution plan.

(d)	For purposes of this Section, a Participant’s “Section 415 earnings” means gross compensation actually paid or made available by all Employers and Affiliates and, prior to January 1, 1998, determined after giving effect to any Tax-Deferred Contributions under this Plan or any salary reduction arrangement under any cafeteria plan (within the meaning of Code Section 125).

(e)	Prior to January 1, 2000, a Participant in this Plan who has at any time been a participant in a defined benefit plan maintained by the Employer or Affiliate, for any Limitation Year the sum of such Participant’s “defined benefit plan fraction” for such Limitation Year (as defined in paragraph (f) of this Section) and his “defined contribution plan fraction” for such Limitation Year (as defined in paragraph (f) of this Section) shall not exceed 1.0. In the event the sum of such fractions would exceed 1.0, such Participant’s retirement benefit under the defined benefit plan shall automatically be reduced by the amount required in order that the sum of such fractions not exceed 1.0.

(f)	For the purposes of this Section:
(1)	A Participant’s “defined benefit plan fraction” for any Limitation Year shall mean a fraction: (x) the numerator of which is the projected annual benefit under any defined benefit plan (as defined in Section 414(j) of the Code) maintained by the Employer or Affiliate for the Participant as of the end of the Limitation Year, and (y) the denominator of which is the lesser of (A) or (B):
(A)	125 percent of the dollar limitation in effect for such Limitation Year under Section 415(b)(1)(A ) of the Code.

(B)	140 percent of the compensation limitation that may be taken into account for such Limitation Year under Section 415(b)(1)( B) of the Code.

(2)	A Participant’s “defined contribution plan fraction” for any Limitation Year shall mean a fraction: (x) the numerator of which is the sum of all “annual additions” (as defined in Section 415(c) of the Code) under this Plan and any other defined contribution plan (as defined in Section 414(i) of the Code) maintained by the Employer or Affiliate for the Participant as of the end of the Limitation Year, and (y) the denominator of which is the lesser of (A) or (B), as determined for each Limitation Year of the Participant’s employment with the Employer or Affiliate:
(A)	125 percent of the dollar limitation in effect for such Limitation Year under Section 415(c)(1)(A) of the Code.

(B)	140 percent of the compensation limitation that may be taken into account for such Limitation Year under Section 415(c)(1)(B) of the Code.
The limits of (A) and (B) shall be determined as if the Plan and the sections of the Code referred to therein had been in effect during the entire period of the Participant’s employment with the Employer or Affiliate.

ARTICLE IX. IN-SERVICE WITHDRAWALS; LOANS
9.1 Withdrawal of Rollover and After-Tax Contributions
(a)	By filing written notice with the Committee or its delegate, a Participant may elect to withdraw an amount equal to all, or a portion equal to at least $100, of the value of the aggregate balance of his sub-accounts attributable to his Rollover and/or After-Tax Contributions, if applicable.

(b)	In the event a Participant has at least two sub-accounts attributable to any Rollover and/or After-Tax Contributions and he withdraws only a portion of the aggregate balance of such sub-accounts, the withdrawal shall be charged to each of the sub-accounts in the ratio that the balance of the sub-account as of the distribution date bears to the aggregate balance of all of his sub-accounts as of such date.
9.2 Withdrawal of Matching Employer Contributions
               Prior to his attainment of age 59 1/2, a Participant may not withdraw amounts attributable to Matching Employer Contributions unless the Committee has made a determination that a hardship exists and such withdrawal is made in accordance with the provisions of Section 9.4. By filing written notice with the Committee, a Participant who has attained the age of 59 1/2 may elect to withdraw an amount equal to all, or a portion equal to at least $100, of his vested interest in the value of the balance of his Account attributable to Matching Employer Contributions. A Participant’s vested interest in Matching Employer Contributions shall be the amount in which he would be vested under the Plan had he terminated his employment with his Employer as of the last day of the applicable month.
9.3 Withdrawal of Tax-Deferred Contributions
(a)	Prior to his attainment of age 59 1/2, a Participant may not make an in-service withdrawal of amounts attributable to Tax-Deferred Contributions unless the Committee has made a determination that a hardship exists and such withdrawal is made in accordance with the provisions of the next Section.

(b)	Alternatively, by filing written notice with the Committee, a Participant who has attained the age of 59 1/2 may elect to withdraw an amount equal to all, or a portion equal to at least $100, of the value of the aggregate balance of his sub-accounts attributable to his Tax-Deferred Contributions.

(c)	In the event a Participant has at least two sub-accounts attributable to Tax-Deferred Contributions and he withdraws only a portion of the aggregate balance of such sub-accounts, the withdrawal shall be charged to each of the sub-accounts in the ratio that the balance of the sub-account as of the distribution date bears to the aggregate balance of all of his sub-accounts as of such date.
9.4 Hardship Withdrawals
               Hardship withdrawals, under this Section, shall be permitted. No hardship withdrawal will be permitted with respect to earnings accrued after December 31, 1988, that are attributable to Tax-Deferred Contributions.
(a)	Any Participant may request a hardship withdrawal of all or a portion of his vested account balance in any Account. The request shall specify the amount of withdrawal requested and shall include such evidence documenting the hardship, as is requested by the Committee. Such withdrawal may be made only with the consent of the Committee. For the purpose of this Article, a withdrawal is on account of “hardship” only:
(1)	if the distribution is made on account of an immediate and heavy financial need of the Participant, and

(2)	is necessary to satisfy such financial need.
(b)	A withdrawal will be deemed to be made on account of an immediate and heavy financial need if the withdrawal is on account of:
(1)	unreimbursed, tax-deductible expenses for medical care previously incurred by the Participant, his spouse or dependents, or expenses necessary to obtain such past or future medical care;

(2)	costs directly related to the purchase of a principal residence of the Participant (excluding mortgage payments);

(3)	payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, his spouse, children or dependents;

(4)	payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure of the mortgage on the Participant’s principal residence;

(5)	funeral expenses; or

(6)	such other events as shall be determined by the Internal Revenue Service, or as determined within the sole discretion of the Committee.
(c)	A withdrawal will not be treated as necessary to satisfy an immediate and heavy financial need of a Participant to the extent that the amount of the withdrawal is in excess of the amount required to relieve the financial need or to the extent such need may be satisfied from other resources reasonably available to the Participant, as shall be determined by the Committee in a uniform and non-discriminatory manner on the basis of all the relevant facts and circumstances.

(d)	A distribution will be deemed necessary to satisfy an immediate and heavy financial need of the Participant if the Committee relies on the Participant’s written representation that the need cannot be relieved:
(1)	through reimbursement or compensation by insurance or otherwise;

(2)	by reasonable liquidation of the Participant’s assets (or those of his spouse or minor children) to the extent such liquidation does not create a financial hardship;

(3)	by the Participant’s cessation of elective and voluntary contributions under the Plan;

(4)	by the Participant making other withdrawals or nontaxable loans from all plans in which he participates; or

(5)	by borrowing from commercial sources on reasonable commercial terms.
The Committee is not required to make an independent investigation to verify the accuracy of an Participant’s representation.
(e)	Any hardship withdrawal shall be taken from the Participant’s several Accounts, in a particular order that shall be determined by the Committee.

9.5 Payment of Withdrawals
(a)	In the case of an in-service withdrawal under this Article, the amount withdrawn will be paid to the Participant in a lump sum in cash as soon as practicable after the ast day of the month in which the Participant gives notice of such withdrawal to the Committee or its delegate.

(b)	In the case of a hardship withdrawal under this Article, the amount withdrawn will be paid to the Participant in a lump sum in cash as soon as practicable following the date on which the Committee approves the withdrawal.
9.6 Adjustment of Accounts
          The Trustee shall adjust the Accounts and sub-accounts of each Participant who makes a withdrawal or loan under this Article to reflect such withdrawal or loan as of the date of such withdrawal or loan, charging any such withdrawal or loan against his Account in any Investment Fund.
9.7 Loans
(a)	Upon the application of any Participant and approval thereof by the Committee in accordance with uniform and non-discriminatory policies, the Committee shall direct the Trustee to make a loan to such Participant. The maximum amount of any such loan shall be the lesser of (i) $50,000 reduced by the highest outstanding balance of any loan from the Plan during the one-year period ending on the day before the date on which such loan is made or (ii) 50% of the value of his Accounts under the Plan in which he is vested.
The minimum amount of any such loan shall be $1,000. A Participant may have only one loan outstanding at any time. As a condition for the granting of such loan, the Participant shall execute and deliver to the Committee a promissory note and loan agreement payable to the Trustee in the amount of such loan in a form prescribed by the Committee.
(b)	Any loan pursuant to paragraph (a) of this Section will be made from the Participant’s Account, in the order prescribed by the Committee, and charged against the Funds in which the Accounts from which the loan is made are invested, as shall be designated by the Participant, subject to such restrictions and limitations as shall be established by the Committee as to any such Fund. Immediately upon being made, the Participant’s Account balances shall be reduced, to reflect the outstanding loan balance. All repayments of principal and interest on the Participant’s note shall be invested in the Fund(s) in accordance with the general rules of Article VI.

(c)	The note for any loan under paragraph (a) of this Section shall bear interest at a reasonable fixed rate as shall be determined by the Committee; provided, however, that such rate shall not exceed the maximum rate permitted by law. Principal and interest under any such loan shall be repaid by any Participant who is an active Employee through payroll deductions; provided, however, that the Participant may prepay the entire unpaid principal and accrued interest on any loan at any time. The term of the note and loan must be a number of complete years; it cannot include any fractional part of a year. The term of such note shall not be for a period longer than four years (five years for loans made on or after April 4, 2001); provided, however, that such term may be up to nine years (ten years for loans made on or after April 4, 2001) if the proceeds of such loan are used to acquire the Participant’s principal residence.

(d)	Any loan to a Participant shall be secured by such Participant’s vested interest in his Accounts hereunder. As a condition of any such loan, the Participant shall consent to such security interest. Upon the Participant’s termination of participation prior to the maturity of any outstanding loan, the unpaid principal and accrued interest shall immediately become due and payable. Following a Participant’s termination of participation, in the event he does not repay the unpaid principal and accrued interest on any outstanding loan prior to the distribution of his benefits under Article X, then as required by the Code and ERISA, the Committee may make a deemed, taxable distribution to the former Participant of his unpaid loan balance. Further, the Plan’s final such distribution to the Participant or Beneficiary shall consist of such Participant’s note (including any claim to principal and accrued interest due thereunder) and the remaining amount credited to such Participant’s Accounts, which distribution shall constitute full payment of all benefits to which such Participant or Beneficiary is entitled under the Plan.

(e)	Each Participant to whom such loan is made shall receive a clear statement of any administrative charges involved in such loan. This statement shall include the dollar amount and annual interest rate of the finance charge.

ARTICLE X. PAYMENT OF BENEFITS
10.1 Distribution on Termination of Employment
          After a Participant’s employment terminates for any reason, the amount of vested benefits in his Accounts shall be distributed to him as soon as practicable following his request for distribution. Such distribution shall be made in accordance with the provisions of this Article X.
10.2 Method of Distribution
          All amounts distributable pursuant to Section 10.1 shall be paid in a lump sum unless the Participant elects the following method:
(a)	Installments. A Participant can elect payment of his benefit in monthly, quarterly or annual installments. Notwithstanding the foregoing, the Participant may change or increase the amount of his installment distribution at any time upon reasonable notice to the Committee.

(b)	Other Requirements. Installment distributions shall comply with Code Section 401(a)(9) and the regulations thereunder, which are hereby incorporated by reference.

(c)	Minimum Distribution Requirements. With respect to distributions under the Plan made in calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Code Section 401(a)(9) in accordance with the regulations under Code Section 401(a)(9) that were proposed in January 2001, notwithstanding any provision to the contrary. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Code Section 401(a)(9) or such other date specified in guidance published by the Internal Revenue Service.
10.3 Required Payment Dates
(a)	Payment of small amounts. Notwithstanding any other provision of the Plan, if the value of a Participant’s vested Account balances under the Plan does not exceed $5,000, distribution shall be automatically made as soon as administratively practicable in a lump sum.

(b)	Time of Commencement of Benefits. Subject to Section 10.3(c) and (d), distribution to a Participant under this Plan shall be made or commence no later than whichever of dates specified in paragraphs (1) or (2) below is earlier:

(1)	except as the Participant may otherwise elect, the 60th day after the close of the Plan Year in which the later of the following events occurs:
(A)	the Participant’s termination of employment or

(B)	the Participant’s attainment of his Normal Retirement Date, and
(2)	if the Participant is a 5%-Owner, the first day of April following the calendar year in which the Participant attains age 70-1/2. Distribution shall be made as though the Participant had retired. Any contribution or forfeiture subsequently allocable to the Participant’s accounts shall be distributed to the Participant as soon as practicable following the date of such allocation (or, in the event the Participant is still employed, as soon as practicable after the end of the Plan Year in respect of which the contribution or forfeiture is made).
(c)	Transition Rule. A Participant who attains age 70-1/2 and is not described in Section 10.3(b)(2), may elect to receive a distribution of his Accounts (as though he had terminated employment) upon suitable notice to the Committee.

(d)	Delay of Distribution. Notwithstanding any provisions to the contrary contained in this Plan, in the event that the amount of a distribution required to commence on the date otherwise determined under this Plan cannot be ascertained by such date, or if it is not possible to make such distribution on such date because the Committee has been unable to locate the Participant (or in the case of a deceased Participant, his Beneficiary) after making reasonable efforts to do so, distribution retroactive to such date may be made 60 days after the earliest date on which the amount of such distribution can be ascertained under this Plan or the date on which the Participant or Beneficiary is located, whichever is applicable.
10.4 Payments on Account of Participant’s Death
(a)	Payment to Beneficiary. If a Participant who is eligible to receive payment of his Plan benefit under this Article, dies before payment is either begun or completed, then the unpaid remainder of his vested Account balances shall be paid to his Beneficiary in a lump sum. No optional forms of benefit are available. Payments shall be made as soon as is practicable, following the Committee’s receipt of an appropriate notice of the Participant’s death, under Plan procedures.

10.5 Direct Rollover Distributions to Other Plans or IRAs
(a)	General Rules. A Distributee (as defined in this Section) may elect, under Plan procedures, to have all or any portion of his proper Plan distribution transferred in a rollover transfer from the Trust Fund to another qualified plan, certain “IRAs” and certain other vehicles, subject to the restrictions of this Section.

(b)	Definition of “Distributee”. For the purposes of this Section only, a “Distributee” is a Participant, former Participant, surviving spouse, or alternate payee (as defined by Code Section 414(p)), who is eligible under the Plan and Plan procedures to receive any Plan distribution. Distributees shall not include any other Beneficiary.

(c)	Limits on Distribution Eligible for Direct Rollover. Generally, all or any portion of the accrued, vested Account balance attributable to the Distributee would be eligible for a rollover under this Section, provided that the amount is includible in gross income. However, the following distributions are not eligible:
(1)	periodic payments paid out over the life or life expectancy of the Distributee;

(2)	equal installment payments scheduled to be made over ten or more years;

(3)	all of any distribution paid to any Distributee during or after the year that the Participant reaches, or would have reached, age 70 1/2;

(4)	the portion of any distribution that is required to be paid under Code Section 401(a)(9);

(5)	hardship distributions paid on or after January 1, 2000;

(6)	corrective distributions;

(7)	amounts loaned from the Plan, to the extent that the loan satisfies Code Section 72(p); or

(8)	any portion of an unpaid loan balance, that has been offset from the Participant’s Account.
(d)	Limits on recipient plans and IRAs. A rollover transfer from the Trust Fund under this Section can be made only to the trustee or custodian of one of the following “eligible retirement plans” listed below, provided that the transfer is made under Plan procedures, and that the trustee or custodian accepts the rollover. However, only one rollover can be made with respect to any single distribution. Such “eligible retirement plans” are:
(1)	a qualified, employer defined contribution plan;

(2)	an individual retirement account or “IRA,” which holds or which will hold only amounts attributable to qualified employer plans, as described by Code Section 408(d)(3);

(3)	an individual retirement annuity described in Code Section 408(b); or

(4)	an annuity plan described in Code Section 403(a).
(e)	Limits on direct rollovers made by surviving spouses. Distributees who are surviving spouses, but who are not alternate payees as described by Code Section 414(p), will be able to elect a rollover transfer only to an IRA or an individual retirement annuity, subject to all of the preceding rules of this Section.

ARTICLE XI. ADMINISTRATION
11.1 Named Fiduciary
          The “Named Fiduciary” for operation and administration of the Plan, and the “Administrator” shall be the Committee. The Committee is designated as agent for service of legal process.
11.2 Other Fiduciaries Appointed Under Trust Provisions
          In addition, procedures for the appointment of investment manager(s), are set forth in the Trust Agreement.
11.3 The Committee
          The Board of the Company shall appoint the Committee to manage and administer this Plan and to establish Plan procedures in accordance with the provisions hereof, each member to serve indefinitely or until a successor member has been appointed, or until removal by the Board. Members shall serve without compensation for Committee service. All reasonable expenses of the Committee shall be paid by the Plan, to the extent that they are not paid by the Company.
11.4 Committee’s Discretionary Power to Interpret and Administer the Plan
(a)	The Committee has complete discretionary and final authority to (1) determine all questions concerning elections, contributions, and benefits under the Plan, (2) construe all terms under the Plan, including any uncertain terms, and (3) set Plan procedures and determine all questions concerning Plan administration. All administrative decisions made by the Committee, and all its interpretations of the Plan documents, shall be given full deference by any court of law.

(b)	Each member of the Committee may delegate Committee responsibilities among the Employer directors, officers, or employees, and may consult with or hire outside experts. The expenses of such experts shall be paid by the Plan, to the extent that they are not paid by an Employer.

(c)	Employees of the Employer who are human resources personnel, or benefits representatives shall, under the authority of the Committee, perform the routine administration of the Plan, such as distributing and collecting forms and providing information about Plan procedures. However, information that concerns an interpretation of the Plan or a discretionary determination, can be properly provided only by the Committee.

(d)	Should any individual receive oral or written information concerning the Plan, which is contradicted by a subsequent determination by the Committee, then the Committee’s final determination shall control.

(e)	The Committee shall have the authority to limit the contributions of Highly Compensated Employees.
11.5 Trustee’s Duty to Withhold Taxes
          The Committee hereby specifically delegates to the trustee the responsibility to be liable for income tax withholding, and to withhold the appropriate amount from any payment made from the Trust to any payee under the provisions of applicable law and regulation.
11.6 Claims Procedure
(a)	The Committee shall determine Participants and Beneficiaries’ rights to benefits under the Plan. In the event that a Participant or Beneficiary disputes an initial determination made by the Committee, then he may dispute the determination only by filing a written claim for benefits.

(b)	If a claim is wholly or partially denied, the Committee shall provide the claimant with a notice of denial, written in a manner calculated to be understood by the claimant and setting forth:
(1)	The specific reason(s) for such denial;

(2)	Specific references to the pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim with an explanation of why such material or information is necessary; and

(4)	Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review.

(5)	The notice of denial shall be given within a reasonable time period but no later than 90 days after the claim is received, unless special circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the claimant within 90 days of the date the claim was received stating that an extension of time and the date by which a decision on the claim can be expected, which shall be no more than 180 days from the date the claim was filed.

(6)	If no written notice of denial is provided by the Committee, then the claim shall be deemed to be denied, and the claimant may appeal the claim as though the claim had been denied.
(c)	The claimant and/or his representative may appeal the denied claim and may:
(1)	Request a review by making a written request to the Committee provided that such a request is made within 65 days of the date of the notification of the denied claim;

(2)	Review pertinent documents.
(d)	Upon receipt of a request for review, the Committee shall within a reasonable time period but not later than 60 days after receiving the request, provide written notification of its decision to the claimant stating the specific reasons and referencing specific plan provisions on which its decision is based, unless special circumstances require an extension for processing the review. If such an extension is required, the Committee shall notify the claimant of the date, no later than 120 days after the original date the request for review was received, on which the Committee will notify the claimant of its decision.

(e)	In the event of any dispute over benefits under this Plan, all remedies available to the disputing individual under this Article must be exhausted before legal recourse of any type is sought.
11.7 QDRO Claim
          The claims procedure described in Section 11.6 shall not apply to any claim relating to or affected by a domestic relations order (as defined by Code Section 414(p)). Claims relating to such an order shall be determined pursuant to Section 13.20.

11.8 Indemnification of Committee Members
          To the fullest extent permitted by law, the Employer agrees to indemnify, to defend, and hold harmless the members of the Committee, individually and collectively, against any liability whatsoever for any action taken or omitted by them in good faith in connection with this Plan or their duties hereunder and for any expenses or losses for which they may become liable as a result of any such actions or non-actions unless resultant from their own willful misconduct; and the Employer will purchase insurance for the Committee to cover any of their potential liabilities with regard to the Plan and Trust.
11.9 Power to Execute Plan and Other Documents
          The Chief Financial Officer of K&F Industries, Inc. and the Committee shall have the authority to execute governmental filings or other documents relating to the Plan (including the Plan document), or this authority may be delegated to another Employer officer or employee by either the Chief Financial Officer of K&F Industries, Inc. or the Board.

ARTICLE XII. AMENDMENT, TERMINATION AND MERGER
12.1 Trust is Irrevocable
          The Trust shall be irrevocable but shall be subject to amendment and termination as provided in this Article and the Trust Agreement.
12.2 Limitations on Amendment
(a)	The Company reserves the right to amend, suspend, freeze, or terminate this Plan to any extent and in any manner that it may deem advisable (subject only to collective bargaining agreements), by action of the Board. An amendment, suspension, or termination may be made retroactively, if appropriate under the Code, ERISA, or the intention that this Plan be qualified under Code Sections 401(a), 401(k), and 501(a). The Company, all Participants, their Beneficiaries and all other persons having any interest hereunder shall be bound by any such amendment; provided, however, that no amendment shall:
(1)	Change the duties or liabilities of the Trustee without its written assent to such amendment; or

(2)	Adversely affect or reduce the then accrued benefits of any Participants, as prescribed by the Code.
(b)	Notwithstanding any contrary provisions in the preceding paragraph, the Committee may make changes in the Plan procedures without formal Plan amendment. Further, the Committee and the Employer may make certain other changes, in the Plan without formal Plan amendment, as specified in the Plan.
12.3 Discontinuance of Contributions
          The Company has established the Plan with the bona fide intention and expectation that the Plan will continue indefinitely, and that it will be able to make its Contributions indefinitely, but neither the Company nor any Employer shall be under any obligation to continue its Contributions or to maintain the Plan for any given length of time. The Company may, in its sole discretion, by action of the Board, completely discontinue its Contributions, suspend its Contributions or terminate the Plan, at any time without any liability whatsoever. In the event of the earlier of a) the termination of this Plan, or b) the complete and permanent discontinuance of Contributions hereunder, the full value of the Accounts of all Participants of the Plan shall become fully vested and nonforfeitable. In the event of partial termination of this Plan, the full value of the Accounts of the Participants involved in the partial termination shall become or remain fully vested and nonforfeitable as the case may be.
12.4 Termination Date
        The Plan shall terminate:
(a)	Upon the effective date determined by the Board; or

(b)	Upon the earlier of (1) the complete accomplishment of all purposes for which the Plan was created, or (2) the death of the last person entitled to receive any benefits hereunder.
12.5 Termination
          Upon the termination of this Plan and after payment of all expenses of the Trust, including any compensation then due the Trustee and agents of the Committee and Trustee, the Trust assets and all Participants’ Accounts shall be revalued according to the procedures provided in Article VII. The Accounts of all Participants, as well as forfeitures, shall be allocated as of the date the Plan is terminated in accordance with Article X. The Trustee shall hold and distribute such Accounts as directed by the Committee in accordance with the provisions of Article XII, including payments which had previously been deferred.
          Any distribution, transfer, or other disposition of Plan assets as provided in this Article shall constitute a complete discharge of all Plan, Committee and Employer liabilities. Upon such termination, all rights, powers, and duties to be exercised or performed by any Employer may thereafter be exercised or performed by the Committee, including the filling of vacancies on the Committee and the amending of the Plan. In the event the Committee is unable to perform, all rights, powers and duties shall be performed by the Trustee.
12.6 Merger
          The Board shall have the power to fully or partially merge or consolidate this Plan with any other plan.
          In no event shall this Plan be merged or consolidated with any other Plan, nor shall there be any transfer of assets or liabilities from this Plan to any other Plan unless immediately after such merger, consolidation or transfer, each Participant’s benefits, if such other Plan were then to terminate, are at least equal to or greater than the benefits which the Participant would have been entitled to had this Plan been terminated immediately before such merger, consolidation or transfer. Such transactions may be taken by action by the Board.

ARTICLE XIII. GENERAL PROVISIONS
13.1 No Commitment as to Employment
          Nothing herein contained shall be construed as a commitment or agreement upon the part of any Employee hereunder to continue his employment with an Employer, and nothing herein contained shall be construed as a commitment on the part of any Employer to continue the employment or rate of Compensation of any Employee hereunder for any period.
13.2 Benefits
          Nothing in the Plan nor the Trust Agreement shall be construed to confer any right or claim upon any person, firm, or corporation other than the Employers, the Trustee, Participants, Former Participants, and Beneficiaries.
13.3 No Guarantees
          No Employer nor the Trustee guarantees the Trust Fund from loss or depreciation, nor the payment of any amount which may become due to any person hereunder.
13.4 Expenses
          All expenses of administering the Plan and Trust Fund, including, but not limited to, fees of accountants and counsel and fees relating to the investment of the Trust Fund, shall be paid from the Trust Fund, except to the extent paid by the Company or another Employer.
13.5 Precedent
          Except as otherwise specifically provided, no action taken in accordance with the Plan by the Employers or the Trustee shall be construed or relied upon as a precedent for similar action under similar circumstances.

13.6 Duty to Furnish Information.
          Each of the Employers and the Trustee shall furnish to any of the others any documents, reports, returns, statements, or other information that any other reasonably deems necessary to perform its duties imposed hereunder or otherwise imposed by law.
13.7 Withholding
          The Trustee shall withhold any tax which by any present or future law is required to be withheld, and which the Committee notifies the Trustee in writing is to be so withheld, from any payment to any Participant, Former Participant, or Beneficiary hereunder.
13.8 Back Pay Awards
          The provisions of this Section shall apply only to an Employee or former Employee who becomes entitled to back pay by an award or agreement of an Employer without regard to mitigation of damages. If a person to whom this Section applies was or would have become an Employee after such back pay award or agreement has been effected, and if any such person who had not previously become a Participant pursuant to Section 2.1 shall within 30 days of the date he receives notice of the provisions of this Section make an election to become a Participant in accordance with such Section 2.1 (retroactive to any Enrollment Date as of which he was or has become eligible to do so), then such Participant may elect that any Tax-Deferred Contributions not previously made on his behalf but which, after application of the foregoing provisions of this Section, would have been made under the provisions of Article IV and any After-Tax Contributions which he had not previously made but which, after application of the foregoing provisions of this Section, he would have made under the provisions of Article IV, shall be made out of the proceeds of such back pay award or agreement. To the extent that any additional Tax-Deferred Contributions or After-Tax Contributions are made during the month in accordance with the provisions of the foregoing sentence, his Employer shall make Matching Employer Contributions for such month equal to the amount of the Matching Employer Contributions which would have been allocated to such Participant under the provisions of Article V as in effect during each Plan Year to which such additional contributions relate. The amounts of such additional contributions shall be credited to the Accounts of such Participant or Former Participant, as appropriate. Any additional contributions made by such Participant and by an Employer pursuant to this Section shall be made in accordance with, and subject to the limitations of the applicable provisions of Article VIII.
13.9 Exclusive Benefit and Revision of Employer Contributions
(a)	Except as provided in paragraphs (b), (c), and (d) of this Section, no part of the Trust Fund may be used for, or diverted to, purposes other than the exclusive benefit of the

Participants in the Plan or their Beneficiaries prior to the satisfaction of all liabilities with respect to the Participants and their Beneficiaries.

(b)	In the case of contributions made by the Employer prior to the receipt of an initial favorable determination letter from the Internal Revenue Service with respect to the Plan, the Employer may direct the Trustee to return to the Employer those contributions and all earnings thereon within one year after the Internal Revenue Service refuses in writing to issue such a letter.

(c)	In the case of any portion of a contribution made by the Employer by a mistake of fact, the Employer may direct the Trustee to return to the Employer that portion of the contribution within one year after the payment of that portion of the contribution.

(d)	In the case of any portion of a contribution made by the Employer and disallowed by the Internal Revenue Service as a deduction under section 404 of the Code, the Employer may direct the Trustee to return to the Employer that portion of the contribution within one year after the Internal Revenue Service disallows the deduction in writing.

(e)	Earnings attributable to the contributions returnable under paragraphs (c) or (d) shall not be returned to the Employer, and any losses attributable to those contributions shall reduce the amount returned.
13.10 Return of Contributions to Participants
               Notwithstanding anything to the contrary contained in the Plan or the Trust Agreement, in the event of the cessation of a Participant’s participation in the Plan, on a day other than the last day of a month, or in the event of any termination of the Plan, any After-Tax Contributions which have been deducted from the Compensation of a Participant and any Tax-Deferred Contributions which would have reduced his Compensation during such month shall be returned to such Participant or his Beneficiary, and such After-Tax Contributions and Tax-Deferred Contributions shall be treated for all Plan purposes as if they had never been made.
13.11 Headings
               Section and Article headings are provided only for the convenience of the reader. If there is any apparent conflict between any heading and any Plan text, then the text shall always control.

13.12 Applicable State Law
          All matters respecting the validity, effect, interpretation and administration of this Plan shall be determined in accordance with the laws of New York (including its statute of limitations provisions, and all substantive and procedural law and without regard to its conflict of laws provisions) except where preempted by ERISA or other federal statutes.
13.13 Plan Shall Comply With Federal Law
          This Plan is intended to conform to the Code and ERISA. The Plan shall be interpreted and administered accordingly.
          All references herein to sections of ERISA, or the Code, or any regulations or rulings thereunder, shall be deemed to refer to such sections as they may subsequently be modified, or amplified.
13.14 Missing Payee
          If all or a portion of a Participant’s vested Account becomes payable under Article X and the Committee after a reasonable search cannot locate the Participant (or his Beneficiary if such Beneficiary is entitled to payment), then, 5 years after the Participant’s benefit first became payable under Article X, a notice shall be mailed to the last known address of the Participant. If the Participant does not respond within three months, the Committee may elect, upon advice of counsel, to remove all records of the Participant’s Accounts from the Plan’s current records, and the former Account balances shall be used to offset future Employer Matching Contributions. If the Participant or his Beneficiary subsequently presents a valid claim for benefits to the Committee, the Committee shall cause the Account, equal to the amount which was expunged from the records under this Section, to be restored and paid, under Article X.
13.15 Parties Bound
          The Plan shall be binding upon the Employers, all Participants, Former Participants, and Beneficiaries hereunder, and, as the case may be, the heirs, executors, administrators, successors, and assigns of each of them.
13.16 Trust Fund Sole Source of Payments for Plan

          The Trust Fund shall be the sole source for the payment of all Participant’s Accounts, and the Plan’s liability to make such payment shall be limited to the extent that the vested balance in the Participant’s Account is sufficient to make payment. In no event may assets of any Employer be applied for the payment of Plan benefits.
13.17 Common Trust Funds
          The Plan adopts and includes the provisions of any group or common trust fund in which the Trust participates, but only as long as such group or common trust fund remains qualified under Section 401(a), and exempt from taxation under Section 501(a), of the Code in accordance with Revenue Ruling 81-100.
13.18 Transfers Among Affiliates
(a)	Service among Affiliates credited for vesting. Generally, Service performed for any Employer or Affiliate will be credited among all Affiliates for the purposes of vesting. Should a Plan Participant be transferred and become an Employee of an Affiliate, then he may be eligible to immediately become a participant in the new employer’s plan, provided that (1) he has sufficient Service under the new plan’s eligibility provisions and (2) he has submitted to the new plan all the proper forms by the appropriate deadline.

(b)	Limits on deferrals. The Committee shall forward to any Affiliate a record of the year-to-date elective deferrals made by any Plan Participant who has transferred his employment to any Affiliate, in order to assure that the employee does not exceed any Code limit on elective deferrals. Similarly, the Committee shall request such a record with respect to any new Employee, who has transferred from an Affiliate.

(c)	Vesting continues after transfer. Any Participant who transfers employment to an Affiliate shall not be treated as having terminated employment. His vesting under the Plan shall continue during his Service with the Affiliate, and he may not receive a distribution of his Accounts until his Service with any Employer and Affiliate ceases (or until his “required beginning date” under Section 10.4(c)).

(d)	Accounts transferred only if fully vested. A Plan Participant who has transferred his employment to an Affiliate may transfer his Plan Accounts to another qualified Affiliate defined contribution plans only if he is fully vested in all his Accounts. Such a transfer of Accounts must be applied for, in writing, by the Participant, and must be approved of in writing by both affected plans. Any such transfer must include all of the Participant’s Accounts, and must be feasible for the recipient plan. If necessary, the transfer shall be conditioned upon the Participant’s waiver of certain optional forms of payment provided under the transferring plan, but not offered by the recipient plan.

(e)	Loans
(1)	If a Participant has transferred his Plan Accounts under the preceding paragraph, any outstanding loan will be similarly transferred, conditioned on the approval of the recipient plan. Notwithstanding any contrary Plan provision, the repayment schedule of the Loan agreement may be amended, with the Participant’s approval, in order to accommodate the payroll practices of the new employer. Should it prove infeasible, within the discretionary determination of the recipient plan’s administrator, to effect this paragraph, then either (i) the transfer of Accounts shall not take place, or (ii) the loan shall become immediately due and payable (despite any contrary provision of the Plan or the loan agreement), or (iii) payroll deductions may be effected by the new employer, as described in the next paragraph.

(2)	If a Participant has not transferred his Accounts to the plan of his new employer, then he shall generally pay off any outstanding Plan loan at the time of transfer. In lieu of this, he may arrange, conditioned upon the approval of his former and new employers, to have payroll deductions effected by his new employer and applied toward his Plan loan repayments. Failing either a transfer of Accounts or repayment of the loan, then the loan shall be in default, under the terms of the loan agreement.

(3)	A Participant who has transferred his employment to an Affiliate, and not transferred his Accounts, may nevertheless take out a Plan loan, conditioned upon the approval of his new employer, and the new employer’s agreement to effect payroll deductions.
(f)	Withdrawals. Withdrawals under the Plan will be fully permitted to any Participant who has transferred employment to an Affiliate, subject to the Plan’s rules for withdrawal.

(g)	Transfer following a Break in Service. This Sub-section (g) concerns the situation of an individual who has worked for one Employer or Affiliate, terminates employment from that employer, but does not immediately transfer to a second Employer or Affiliate. Instead, this Sub-section (g) concerns those individuals who incur a period during which they are not employed by an Employer or Affiliate, and then, subsequently, become employed by a second Employer or Affiliate.
(1)	If such an individual (described in the introductory paragraph of this Sub-section (g)) does not incur a Break in Service prior to his employment with the second Employer or Affiliate (determined under the sole discretion of the administrator of the new employer’s plan under the terms of that plan), then the period of time preceding his employment with the second Employer or Affiliate (following his termination with the first Employer or Affiliate) shall be credited for the purpose of vesting.

(2)	If such an individual has incurred a Break in Service (determined under the sole discretion of the administrator of the new employer’s plan, under the terms of that plan) then the terms of the new employer’s plan shall govern how the individual’s total service among all the Company Affiliates shall be credited, for the purposes of the new employer’s plan.

(3)	If an individual described in this Sub-section (g) has incurred one or more Breaks in Service under the terms of his first employer’s plan, and has consequently lost the recognition of pre-Break in Service under the first employer’s plan, then any provisions in the first employer’s plan regarding (i) repayment of distributed amounts back into the first employer’s plan, within five years of “rehire” by the second Employer or Affiliate in order to have forfeited amounts restored by the first employer’s plan and pre-Break Service recognized by both plans and (ii) completing one Year of Service with the new employer in order to have forfeited amounts restored under the former employer’s plan and pre-Break Service recognized by both plans must be acknowledged and effected by the administrator of the new employer’s plan, as if these provisions in the first employer’s plan were fully a part of the new employer’s plan. It will therefore be necessary for the administrators of the two plans to share information concerning the individual.
13.19 Assignments
(a)	Except as provided in the next section or under Code Section 401(a)(13), no Plan benefit, whether vested or not, of any Participant or former Participant, shall be subject to alienation, assignment, pledging, encumbrance, attachment, garnishment; including but not limited to execution, sequestration, or other legal or equitable process, or transferability by operation of law in the event of bankruptcy, insolvency or otherwise.
13.20 QDROs
(a)	The provisions of the preceding Section above shall not prevent the creation, assignment or recognition of any individual’s right to a benefit payable with respect to a Participant pursuant to a Qualified Domestic Relations Order (QDRO) or any appropriate domestic relations order entered before January 1, 1985.

(b)	“Qualified Domestic Relations Order” or “QDRO” shall mean any judgment, decree or order which (1) meets the basic requirements of Code Section 414(p) and further (2) meets the QDRO requirements set out in the Plan procedures, concerning domestic relations orders, as determined by the final, discretionary authority of The Committee.

(c)	The Committee shall establish reasonable procedures to determine whether a domestic relations order is a QDRO and to administer distributions under a QDRO. If any domestic relations order is received by the Plan, the Committee shall (1) promptly notify the Participant and any Alternate Payee that the order has been received and of the Plan’s procedures for determining whether the order is a QDRO and (2) notify the Participant and each Alternate Payee (or their representatives) of the Committee’s determination.

(d)	Should any court order be issued after a Participant’s or Alternate Payee’s death, it will be considered a QDRO only if it (1) relates to and reflects an earlier order issued before death, and (2) meets the QDRO requirements.

(e)	The Committee shall have final, discretionary authority to administer and interpret any QDRO, including any uncertain terms.
13.21 Deemed Distribution of Unvested Amounts
          Notwithstanding any contrary provision of the Plan, in the event that (1) a Participant separates from service with the Employer, and (2) the Participant has not, as of the date he separates from service, met the Service and other requirements that would enable him to be eligible for any pension benefit under this Plan, then, (3) as of the date he separates from service, he shall be deemed to have received a distribution of his accrued benefits under the Plan. The amount of this deemed distribution shall be zero.

13.22 Incompetency or Minority of Payee
(a)	In the event the Committee determines in its discretion that any Participant or Beneficiary, receiving or entitled to receive benefits under the Plan is incompetent to care for his affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, benefit payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Committee to have incurred or to be liable for expenses on behalf of such incompetent

(b)	In the absence of the appointment of a legal guardian of the property of a minor, any minor’s share of benefits payable under the Plan may be paid to such adult or adults as in the discretionary opinion of the Committee have assumed the custody and principal support of such minor.

(c)	The Committee, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent or minor be appointed, before authorizing the payment of benefits in such situations.

(d)	If the Committee is in doubt as to the right of any person to receive a Plan benefit, the Committee may direct the Trustee to retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may direct the Trustee to pay such amount into any court of appropriate jurisdiction. The Trustee shall not be required to verify or insure that any distributions made to any third parties under this Section 13.22 are applied for the benefit of such minor or incompetent or incapacitated Beneficiary.
13.23 Gender and Number
          Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.
1324 ERISA Section 404(c)
          This Plan is intended to comply with ERISA Section 404(c). Participants are therefore responsible for their own investment choices.

13.25 Notice to the Committee
          If any provision in the Plan describes an Employee or Beneficiary’s election application, or notice to the Committee, then any such action shall only be effective if its is properly made and submitted on the appropriate forms, prepared by the Committee, under Plan procedures. Any such written communication shall be deemed to have been made or given on the date received by the Committee or its representative.
13.26 Consent for Distributions Paid Before Normal Retirement Date
(a)	Generally, a Participant or former Participant must give written consent to the distribution of any Plan benefit exceeding $5,000 (or, any greater amount determined by the Treasury Department under Code Section 411(a)(11)) paid before his Normal Retirement Date (even if the Participant has a Disability). Further, such distributees must receive notice, no less than 30 days and no more than 90 days before their payment date, of their right to defer payment of the Plan benefit.

(b)	Notwithstanding the preceding paragraph, if a distribution under this Plan is not subject to Code Sections 401(a)(11) and 417, then Plan distributions described in the preceding paragraph may be made less than 30 days after the Participant has received the notice, described in the preceding paragraph, provided that:
(1)	The Committee clearly notifies the Participant of his right to delay receipt of his distribution for 30 days after he received notice under this Section, during which he may consider whether or not to elect the distribution (and any applicable, optional form of benefit), and

(2)	the Participant, after receiving notice under this Section, elects to either receive the distribution or to make or not to make a rollover transfer under Section 10.7.
13.27 Illegality of Particular Provisions
          The illegality of any particular provision of this Plan shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.

13.28  Condition of Contributions
          All contributions to this Plan are conditioned on their deductibility under Code Section 404.
13.29  Qualified Military Service
          Effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credited with respect to qualified military service will be provided in accordance with Code Section 414(u). In addition, any Participant loan repayments shall be suspended during such military service as required by Code Section 414(u)(4).

ARTICLE XIV. TOP-HEAVY PROVISIONS
14.1
          In the event this Plan is or becomes Top-Heavy (as defined in this Section) in any Plan Year beginning on or after the Effective Date, the provisions of this Article shall apply and shall supersede any conflicting provisions in the Plan.
14.2
          As used in this Article, the following terms shall have the meanings hereinafter set forth:
“Employer” means the Employer and all Affiliates.
“Key Employee” means any employee (including a deceased employee) and a beneficiary of either of the foregoing who at any time during the determination period (as defined below) was
(a)	An officer of an Employer or an Affiliate having Total Compensation of more than fifty percent (50%) of the dollar amount in effect under Codes Sections 415(b)(1)(A) and (d) for any such Plan Year; provided, that the number of employees treated as officers shall be no more than fifty (50) or, if fewer, the greater of three (3) employees or ten percent (10%) of the employees (exclusive of employees described in section 414(q)(8) of the Code);

(b)	One of the ten (10) employees (i) having Compensation of more than the dollar limit under section 415(c)(1)(A) of the Code, and (ii) owning or considered as owning (within the meaning of section 416(i) of the Code) the largest percentage interests in value of an Employer or an Affiliate, provided that such percentage interest exceeds one-half percent (.5%) in value. If two employees have the same interest in the Employer or an Affiliate, the employee having the greater Top-Heavy Compensation shall be treated as having a larger interest.

(c)	A 5%-Owner.

(d)	A one percent (1%) owner of an Employer or an Affiliate having Top-Heavy Compensation of more than one hundred fifty thousand dollars ($150,000). “One percent (1%) owner” means any person who would be described in the definition of 5%-Owner if “one percent (1%)” were substituted for “five percent (5%)” in each place where it appears.

For purposes of this definition, the “determination period” shall mean the Plan Year containing the Determination Date and the four preceding Plan Years. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the Regulations thereunder.
“Non-Key Employee” means any employee who is not a Key Employee and includes an employee who is a former Key Employee.
This Plan shall be “Top-Heavy” for any Plan Year beginning on or after the Effective Date if the provisions of any of the following clauses are met:
(1)	if the Top-Heavy Ratio for this Plan exceeds 60 percent and this Plan is not part of any Required Aggregation Group of Plans or Permissive Aggregation Group of Plans;

(2)	if this Plan is a part of a Required Aggregation Group of Plans (but is not part of a Permissive Aggregation Group of Plans) and the Top-Heavy Ratio for the Required Aggregation Group of Plans exceeds 60 percent; or

(3)	if this Plan is a part of a Required Aggregation Group of Plans and part of a Permissive Aggregation Group of Plans and the
Top-Heavy Ratio for the Permissive Aggregation Group of Plans exceeds 60 percent.
“Top-Heavy Ratio” means a fraction: (x) the numerator of which is the sum of the amount credited to accounts under this Plan and any other defined contribution plan maintained by the Employer which is required or permitted to be taken into account for all Key Employees and the Present Value of accrued benefits under any defined benefit plan maintained by the Employer which is required or permitted to be taken into account for all Key Employees, and (y) the denominator of which is the sum of the amount credited to the accounts under such defined contribution plans for all participants and the Present Value of accrued benefits under such defined benefit plans for all participants.
For purposes of this definition: (i) the amount credited to accounts and the Present Value of accrued benefits shall be determined as of the last day of the most recent plan year that falls within or ends with the 12—month period ending on the Determination Date; (ii) the amount credited to the accounts and accrued benefits of a participant who is a Non-Key Employee but who was a Key Employee in a prior year will be disregarded; (iii) the amount credited to the accounts and accrued benefits of a participant who has not been employed by the Employer at any time during the five-year period ending on the Determination Date will be disregarded; and (iv) the numerator and denominator of the Top-Heavy Ratio shall be increased by any withdrawal or distribution of the amount credited to an account or accrued benefits within the five-year period ending on the Determination Date. The calculation of the Top-Heavy Ratio will be made in accordance with Section 416 of the Code and the Regulations thereunder.
“Required Aggregation Group of Plans” means (i) each qualified plan of the Employer (including a terminated plan) in which at least one Key Employee participates, and (ii) any other qualified plan of the Employer which enables a plan described in clause (i) to meet the requirements of Section 401(a)(4) or 410 of the Code.
“Permissive Aggregation Group of Plans” means (i) the Required Aggregation Group of Plans plus (ii) any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group of Plans, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.
“Determination Date” for any plan year shall mean the last day of the preceding plan year; provided, however, that for the first plan year of any plan, the Determination Date shall mean the last day of such year.
“Present Value” of accrued benefits under any defined benefit plan maintained by the Employer shall mean a lump sum amount of equivalent actuarial value based on the Pension Benefit Guaranty Corporation factors and assumptions.
14.3
          Except as otherwise provided in the next Section, for any Plan Year in which this Plan is Top-Heavy, the Employer contributions and forfeitures allocated on behalf of any Participant who is a Non-Key Employee (exclusive of any Pre-Tax Deferrals on his behalf) shall not be less than 3% of such Participant’s Section 415 earnings (as defined in the Article entitled “Limits on Contributions,”) for such Plan Year. The minimum allocation provided for in this Section shall be determined without regard to any contribution to or benefit payable under the Social Security law and shall apply even though under other Plan provisions the Participant would not otherwise be entitled to receive an allocation or would have received a lesser allocation for the applicable Plan Year for any reason.
14.4
(a)	The minimum allocation provided for in the preceding Section shall not apply to any Participant who was not an Employee on the last day of the applicable Plan Year.

(b)	The minimum allocation provided for in the preceding Section shall not apply to any Participant to the extent such Participant is covered under any other plan or plans of the

Employer and under the terms of such other plan or plans, the minimum allocation of Employer contributions and/or accrual of retirement benefits applicable to a Top-Heavy Plan are provided for.
14.5
                Effective as of the first day of the first Plan Year in which this Plan is Top-Heavy (the “Top-Heavy Effective Date”), the nonforfeitable interest of each Participant in his Account attributable to any matching Employer Contributions, shall be determined as follows:

Completed
Years of Vesting Service	Nonforfeitable Interest
Less than 3 3 or more	0% 100%
          Such vesting schedule shall remain in effect for all Plan Years commencing on and after the Top-Heavy Effective Date even though the Plan may not be Top-Heavy for any such Plan Year. Notwithstanding the foregoing provisions of this Section, this Section shall not apply to the benefit of any Participant whose employment with the Employer had terminated prior to the Top-Heavy Effective Date and the benefit to which such Participant is entitled under the Plan shall be determined without regard to this Article.
14.6
          In any Plan Year in which this Plan is Top-Heavy, the denominators of the defined benefit plan fraction and the defined contribution plan fraction (as defined in the provisions of the Article entitled “Limitations on Contributions”) shall be determined using 100 percent of the dollar limitation instead of 125 percent thereof.
          IN WITNESS WHEREOF, K&F INDUSTRIES INC. has caused this Plan to be executed by its duly authorized officer on the 31st day of December, 2001.

K&F INDUSTRIES INC.

By:	Kenneth M. Schwartz

Kenneth M. Schwartz
Title:	President and Chief Operating Officer